As filed with the Securities and Exchange Commission on December 1, 2017

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GREEN SPIRIT INDUSTRIES INC.

(Exact Name of Registrant as specified in its charter)

Nevada	6512	14-1982491
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Cond. Madrid Suite 304, 1760 Loiza Street

San Juan, Puerto Rico 00911

Tel: (787) 641-8447

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Leslie Ball

Chief Executive Officer

Cond. Madrid Suite 304, 1760 Loiza Street

San Juan, Puerto Rico 00911

Tel: (787) 641-8447

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Darrin M. Ocasio

Sichenzia Ross Ference Kesner LLP

1185 Avenue of the Americas, 37 Fl.

New York, NY 10036

Telephone: (212) 930-9700

Facsimile: (212) 930-9725

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer [ ]	Accelerated Filer [ ]
Non-Accelerated Filer [ ] (Do not check if a smaller reporting company)	Smaller Reporting Company [X]
Emerging Growth Company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share (3)	27,748,619	$5.75	$159,554,557.73	$19,864.54
Common Stock, par value $0.001 per share, underlying warrants (4)	6,038,463	$0.50	$3,019,231.50	$375.89
Total	33,787,082			$20,240.43

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder shall be deemed to cover additional securities to be offered to prevent dilution and thus includes such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or other similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on the OTC Markets on November 30, 2017.

(3)	Represents outstanding shares of common stock offered by the selling stockholders.

(4)	Represents shares of common stock issuable upon exercise of warrants at an exercise price per share of $0.50.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER 1, 2017

33,787,082 Shares of Common Stock

GREEN SPIRIT INDUSTRIES INC.

Common Stock

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 33,787,082 shares of our common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 27,748,619 shares of Common Stock currently issued and outstanding and (ii) 6,038,463 shares of Common Stock issuable upon exercise of warrants. All of these shares of our Common Stock are being offered for resale by the selling stockholders (the “Selling Stockholders”).

The Selling Stockholders may sell some or all of their shares of Common Stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The offering price bears no relationship to our assets, book value, earnings or any other customary investment criteria. We will not receive any proceeds from the sale of these shares by the selling stockholders. However, we will receive proceeds for any exercise of warrants, but not for the subsequent sale of the shares underlying the warrants. We will bear all costs relating to the registration of these shares of our Common Stock. All selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

Our Common Stock is quoted on the OTC Pink Tier of the OTC Markets under the symbol “GSRX.” On November 30, 2017, the last reported sale of our Common Stock was $5.75. As of the date of this prospectus, our Common Stock is subject to only limited quotation on the OTC Pink, and it is not otherwise regularly quoted on any other over-the-counter market. Until such time as our Common Stock is so quoted, the shares of Common Stock covered by this prospectus will be sold by the selling stockholders from time to time at a fixed price of $5.75 per share, representing the average of the high and low prices as reported on the OTC Markets on November 30, 2017. If and when our Common Stock is regularly quoted on an over-the-counter market or on a national securities exchange, the selling stockholders may sell their respective shares of Common Stock, from time to time, at prevailing market prices or in privately negotiated transactions.

Investing in our Common Stock is highly speculative and involves a high degree of risk.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this prospectus before making a decision to purchase our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 1, 2017

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis or Plan of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless the context provides otherwise, the terms “Green Spirit”, “GSRX”, “the Company”, “we”, “us”, and “our” refer to Green Spirit Industries Inc. and its wholly-owned subsidiary, Project 1493, LLC (“1493”).

Green Spirit Industries Inc. is a Nevada corporation (the “Company”) formed under the name Cyberspace Vita, Inc. (“Cyberspace”) on November 7, 2006. Our initial business plan was related to the online sale of vitamins and supplements. On May 11, 2017, we entered into a share exchange agreement (the “Exchange Agreement”) with Peter Zachariou, the majority shareholder of the Company (the “Shareholder”), Project 1493, LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico (“1493”), and the sole member of 1493 (the “Member”), pursuant to which the Member transferred all of the outstanding membership interests of 1493 to the Company in exchange for 16,690,912 restricted shares of common stock of the Company (the “Exchange Shares”), warrants to purchase up to 3,000,000 shares of common stock at an exercise price of $0.50 per share for a period of three (3) years from the date of issuance (the “Exchange Warrants”) and 1,000 shares of Series A Preferred Stock that grants the holders thereof fifty-one percent (51%) voting power (the “Preferred Shares” and together with the Exchange Shares, and the Exchange Warrants, the “Exchange Securities”). As a result of the Exchange Agreement, 1493 became a wholly-owned subsidiary of the Company, and the business of 1493 became the business of the Company. At the time of the Exchange Agreement, the Company was not actively engaged in any business activity.

Presently, the Company, through its wholly-owned subsidiary, 1493, is in the business of acquiring, developing and operating medical cannabis dispensaries in Puerto Rico. As of the date of this prospectus, the Company has acquired all of the legal rights, permits, licenses, leasing contracts and assets pertaining to four medical cannabis dispensaries. The Company intends to continue identifying and acquiring additional dispensaries with plans to operate a total of 10 dispensaries in the next 12 months, and up to a total of 15 locations by the end of 2018. The four dispensaries are located in the following cities: (1) Fajardo, which is a hub for boating and fishing and a launching port for islands Vieques, Culebra, the U.S. Virgin Islands and the British Virgin Islands; (2) Carolina, which is tourist center near Puerto Rico’s international airport and home of top luxury hotels and casinos; (3) Dorado, which is deemed to be an affluent residential area in Puerto Rico; and lastly (4) San Juan, the capital of Puerto Rico and among the largest cruise destination ports. The dispensaries will not be fully licensed until construction is completed, and the Department of Health of Puerto Rico issues the requisite operating permit for each of the dispensaries.

The Company has also entered into an agreement to lease property located in Isla Verde, Carolina, Puerto Rico, for the location of a fifth dispensary for which the Company is in the process of seeking pre-qualification for a cannabis dispensary license. The Company plans to begin construction of its fifth dispensary at its Isla Verde location once it receives pre-qualification from the Department of Health of Puerto Rico. However, there can be no assurance that the Company will be successful in receiving this pre-qualification.

The Company has begun construction at three of its dispensary locations and anticipates applying for occupancy permits by the end of its third quarter of 2017. The Company plans to begin construction at its other locations within the next three months. The Company expects that the dispensaries located in Fajardo, Carolina, Dorado & San Juan will be fully operational during the fourth quarter of 2017, provided that the Department, Health of prier to Rico issues the requisite operating permits.

The Company anticipates earning revenue by selling medical cannabis, edibles, pills, creams, patches and oral drops, and paraphernalia such as vaporizes, The average net profit for medical cannabis dispensaries is 20% in the U.S., according to a study conducted by Marijuana Business Daily and the media annual revenue is $1,200,000. We aim to undercut our competition by acquiring our goods at a lower than average cost which we anticipate will allow us to achieve 30% net margins, 50% higher than the industry average.

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Private Placement Financing

On May 11, 2017, the Company entered into a subscription agreement (the “Subscription Agreement”) with selected accredited investors (each, an “Investor” and, collectively, the “Investors”). Pursuant to the terms of the Subscription Agreement, the Company offered in a private placement (the “Offering”) a minimum of $1,000,000 and up to a maximum of $3,300,000 of its securities, consisting of (i) shares of its common stock (“Shares”); and (ii) warrants to purchase shares of the Company’s common stock (the “Warrants”). Each Warrant shall be exercisable at any time on or after the date of issuance for a period of three (3) years at an exercise price per share equal to $0.50 per share, subject to adjustment as provided in the agreement evidencing the Warrants. The number of shares of common stock underlying the Warrants is equal to 30% of the number of Shares issued to each Investor in the Offering (the “Warrant Shares”). The Offering closed on May 11, 2017. The Company issued a total of 8,461,538 Shares and 2,538,462 Warrants to purchase up to 2,538,462 shares of the Company’s common stock, for total gross proceeds of $3,300,000.

Shares Issued for Services

In connection with the Exchange Agreement and the Offering, the Company issued to certain consultants an aggregate of 3,000,000 shares of common stock and warrants to purchase up to an aggregate of 500,000 shares of common stock at an exercise price of $0.50 per share for a period of three (3) years from the date of issuance.

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The Offering

Common Stock offered by selling stockholders:	33,787,082 shares of our common stock, consisting of: (i) 27,748,619 shares currently issued and outstanding; and (ii) 6,038,463 shares issuable upon exercise of warrants.

Common Stock outstanding before the offering:	31,696,433 shares (1)

Common Stock outstanding before and after the offering:	37,734,896 shares (1)(2)

Use of proceeds:	We will not receive any proceeds from the sale of shares of our Common Stock by the Selling Stockholders pursuant to this prospectus. However, we will receive proceeds for any exercise of warrants, but not for the subsequent sale of the shares underlying the warrants, which we are hereby registering. If all of the warrants exercisable for shares of Common Stock being registered in this offering are exercised, we could receive net proceeds of up to $3,019,231.50. The holders of the warrants are not obligated to exercise the warrants and we can provide no assurance that the holders of the warrants will choose to exercise all or any of the warrants. We will use these proceeds for general corporate purposes, including for working capital and acquisitions. See “Use of Proceeds.”

Terms of the Offering:	The Selling Stockholders will determine when and how they will sell the common stock offered in this prospectus.

Risk Factors:	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 7 of this prospectus before deciding whether or not to invest in our Common Stock.

OTC Pink Trading Symbol:	GSRX

(1)	Based on the total number of shares of Common Stock issued and outstanding as of November 30, 2017.
(2)	Assumes all warrants are exercised.

Business Address and Telephone Number

Our address is Cond. Madrid Suite 304, 1760 Loiza Street, San Juan, Puerto Rico 00911, and our telephone number at such address is (787) 641-8447.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement except where applicable law requires us to update these statements. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

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RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. In determining whether to purchase the Company’s common stock, an investor should carefully consider all of the material risks described below, together with the other information contained in this report. An investor should only purchase the Company’s securities if he or she can afford to suffer the loss of his or her entire investment.

General Business Risks

We have a limited operating history and face many of the risks and difficulties frequently encountered by an early stage company.

Although our management team has extensive knowledge of the cannabis industry and closely monitors changes in legislation, we also operate in an evolving industry that may not develop as expected. Furthermore, our operations will likely continue to evolve under our business plan as we continually assess new strategic opportunities for our business within our industry. Assessing the future prospects of our business is challenging in light of both known and unknown risks and difficulties we may encounter. Growth prospects in our industry can be affected by a wide variety of factors including:

● competition from other similar companies;

● regulatory limitations on the products we can offer and markets we can serve;

● other changes in the regulation of medical and recreational cannabis use;

● changes in underlying consumer behavior;

● our ability to access adequate financing on reasonable terms and our ability to raise additional capital in order to fund our operations;

● challenges with new products, services and markets; and

● fluctuations in the credit markets and demand for credit.

We may not be able to successfully address these factors, which could negatively impact our growth, harm our business and cause our operating results to be worse than expected.

We may need to secure additional financing.

While we have raised funds that we believe will be sufficient to fund our operations for the next twelve months, we anticipate that we may require additional funds for our operations in the future. If we are not successful in securing additional financing when needed, we may be unable to execute our business strategy, which could result in curtailment of our operations.

Our ability to raise additional capital is uncertain and dependent on numerous factors beyond our control including, but not limited to, economic conditions and availability or lack of availability of credit. We currently do not have any committed external source of funds.

If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

●	continue to expand our development, sales and marketing teams;
●	acquire complementary technologies, products or businesses;
●	if determined to be appropriate, expand our global operations;
●	hire, train and retain employees; and
●	respond to competitive pressures or unanticipated working capital requirements.

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To the extent that we raise additional capital through the sale of equity or convertible debt securities, then-existing stockholders’ interests may be materially diluted, and the terms of such securities could include liquidation or other preferences that adversely affect their rights as common stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include restrictive covenants that limit our ability to take specified actions, such as incurring additional debt, making capital expenditures or declaring dividends.

Cannabis remains illegal under federal law, and any change in the enforcement priorities of the federal government could render our current and planned future operations unprofitable or even prohibit such operations.

We operate in the cannabis industry, which is dependent on state laws and regulations pertaining to such industry; however, under federal law, cannabis remains illegal.

The United States federal government regulates drugs through the Controlled Substances Act (the “CSA”), which places controlled substances, including cannabis, on one of five schedules. Cannabis is currently classified as a Schedule I controlled substance, which is viewed as having a high potential for abuse and having no currently accepted medical use in treatment in the United States. No prescriptions may be written for Schedule I substances, and such substances are subject to production quotas imposed by the United States Drug Enforcement Administration (the “DEA”). Because of this, doctors may not prescribe cannabis for medical use under federal law, although they can recommend its use under the First Amendment.

Currently, 29 U.S. states, the District of Columbia and the U.S. territories of Guam and Puerto Rico allow the use of medical cannabis. Voters in the states of Alaska, California, Colorado, Maine, Massachusetts, Nevada, Oregon and Washington have approved ballot measures to legalize cannabis for adult recreational use. Such state and territorial laws are in conflict with the federal CSA, which makes cannabis use and possession illegal at the federal level. Because cannabis is a Schedule I controlled substance, the development of a legal cannabis industry under the laws of these states is in conflict with the CSA, which makes cannabis use and possession illegal on a national level. The United States Supreme Court has confirmed that the federal government has the right to regulate and criminalize cannabis, including for medical purposes, and that federal law criminalizing the use of cannabis preempts state laws that legalize its use.

In light of such conflict between federal laws and state laws regarding cannabis, the previous administration under President Obama had effectively stated that it was not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. For example, the prior DOJ Deputy Attorney General of the Obama administration, James M. Cole, issued a memorandum (the “Cole Memo”) to all United States Attorneys providing updated guidance to federal prosecutors concerning cannabis enforcement under the CSA. The Cole Memo ultimately emphasizes the need for robust state regulation of marijuana. The memorandum “rests on its expectation that state and local governments that have enacted laws authorizing marijuana-related conduct will implement strong and effective regulatory and enforcement systems that will address the threat those state laws could pose to public safety, public health, and other law enforcement interests.” In addition, the Financial Crimes Enforcement Network (“FinCEN”) provided guidelines (the “FinCEN Guidelines”) on February 14, 2014, regarding how financial institutions can provide services to cannabis-related businesses consistent with their Bank Secrecy Act (“BSA”) obligations.

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In 2014, the United States House of Representatives passed an amendment (the “Rohrabacher-Farr Amendment”) to the Commerce, Justice, Science, and Related Agencies Appropriations Bill, which funds the United States Department of Justice (the “DOJ”). The Rohrabacher-Farr Amendment prohibits the DOJ from using funds to prevent states with medical cannabis laws from implementing such laws. In August 2016, a 9th Circuit federal appeals court ruled in United States v. McIntosh that the Rohrabacher-Farr Amendment bars the DOJ from spending funds on the prosecution of conduct that is allowed by state medical cannabis laws, provided that such conduct is in strict compliance with applicable state law. In March 2015, bipartisan legislation titled the Compassionate Access, Research Expansion, and Respect States Act (the “CARERS Act”) was introduced, proposing to allow states to regulate the medical use of cannabis by changing applicable federal law, including by reclassifying cannabis under the Controlled Substances Act to a Schedule II controlled substance and thereby changing the plant from a federally-criminalized substance to one that has recognized medical uses. More recently, the Respect State Marijuana Laws Act of 2017 has been introduced in the U.S. House of Representatives, which proposes to exclude persons who produce, possess, distribute, dispense, administer or deliver marijuana in compliance with state laws from the regulatory controls and administrative, civil and criminal penalties of the CSA.

Although these developments have been met with a certain amount of optimism in the cannabis industry, neither the CARERS Act nor the Respect State Marijuana Laws Act of 2017 have yet been adopted. In addition, the Rohrabacher-Farr Amendment, being an amendment to an appropriations bill that must be renewed annually, has not been renewed beyond April 28, 2017. Furthermore, the ruling in United States v. McIntosh is only applicable in the 9th Circuit, which does not include Colorado, the state where we currently primarily operate. The new administration under President Trump has not yet indicated whether it will change the previously stated policy of low-priority enforcement of federal laws related to cannabis set forth in the Cole Memo or FinCEN Guidelines. The Trump administration could change this policy and decide to strongly enforce the federal laws applicable to cannabis. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us. While we do not currently harvest, distribute or sell cannabis, we may be irreparably harmed by a change in enforcement policies of the federal government.

Additionally, as we are always assessing potential strategic acquisitions of new businesses, we may in the future also pursue opportunities that include growing and distributing medical or recreational cannabis, should we determine that such activities are in the best interest of the Company and our stockholders. Any such pursuit would involve additional risks with respect to the regulation of cannabis.

Any potential growth in the cannabis industry continues to be subject to new and changing state and local laws and regulations.

Continued development of the cannabis industry is dependent upon continued legislative legalization of cannabis at the state level, and a number of factors could slow or halt progress in this area, even where there is public support for legislative action. Any delay or halt in the passing or implementation of legislation legalizing cannabis use, or its sale and distribution, or the re-criminalization or restriction of cannabis at the state level could negatively impact our business. Additionally, changes in applicable state and local laws or regulations could restrict the products and services we offer or impose additional compliance costs on us or our customers and tenants. Violations of applicable laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. We cannot predict the nature of any future laws, regulations, interpretations or applications, and it is possible that regulations may be enacted in the future that will be materially adverse to our business.

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The cannabis industry faces significant opposition, and any negative trends will adversely affect our business operations.

We are substantially dependent on the continued market acceptance, and the proliferation of consumers, of medical and recreational cannabis. We believe that with further legalization, cannabis will become more accepted, resulting in a growth in consumer demand. However, we cannot predict the future growth rate or future market potential, and any negative outlook on the cannabis industry may adversely affect our business operations.

Large, well-funded business sectors may have strong economic reasons to oppose the development of the cannabis industry. For example, medical cannabis may adversely impact the existing market for the current “cannabis pill” sold by mainstream pharmaceutical companies. Should cannabis displace other drugs or products, the medical cannabis industry could face a material threat from the pharmaceutical industry, which is well-funded and possesses a strong and experienced lobby. Any inroads the pharmaceutical or any other potentially displaced, industry or sector could make in halting or impeding the cannabis industry could have a detrimental impact on our business.

We operate in a highly competitive industry.

The markets for ancillary businesses in the medical cannabis and recreational cannabis industries are competitive and evolving. There is no material aspect of our business that is protected by patents, copyrights, trademarks, or trade names, and we face strong competition from larger companies that may offer similar products and services to ours. Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and other resources and larger client bases than us, and there can be no assurance that we will be able to successfully compete against these or other competitors.

Given the rapid changes affecting the global, national, and regional economies generally and the medical cannabis and recreational cannabis industries, in particular, we may not be able to create and maintain a competitive advantage in the marketplace. Our success will depend on our ability to keep pace with any changes in our markets, particularly, legal and regulatory changes. Our success will also depend on our ability to respond to, among other things, changes in the economy, market conditions, and competitive pressures. Any failure by us to anticipate or respond adequately to such changes could have a material adverse effect on our financial condition and results of operations.

We may be unable to obtain capital to fully execute our business plan.

Our business plan involves the acquisition of additional dispensaries with the goal of operating 10 locations within the next 12 months, and up to 15 locations by the end of 2018. We anticipate that we will need additional capital in the future to fully execute our business plan. However, there can be no assurance that we will be able to obtain financing on agreeable terms, if at all, and any future sale of our equity securities will dilute the ownership of our existing stockholders and could be at prices substantially below the price of the shares of common stock sold in the past. If we are unable to obtain the necessary capital, we may need to delay the implementation of, or curtail our business plan.

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We face risks associated with strategic acquisitions.

As an important part of our business strategy, we intend to acquire additional dispensaries. These acquisitions involve a number of financial, accounting, managerial, operational, legal, compliance and other risks and challenges, including the following, any of which could adversely affect our results of operations:

● The applicable restrictions on cannabis industry and its participants may limit the number of available suitable businesses and dispensaries that we can acquire;

● Any acquired dispensary could under-perform relative to our expectations and the price that we paid for it, or not perform in accordance with our anticipated timetable;

● We may incur or assume significant debt in connection with our acquisitions;

● Acquisitions could cause our results of operations to differ from our own or the investment community’s expectations in any given period, or over the long term; and

● Acquisitions could create demands on our management that we may be unable to effectively address, or for which we may incur additional costs.

Additionally, following any business acquisition, we could experience difficulty in integrating personnel, operations, financial and other systems, and in retaining key employees and customers.

Our future success depends on our ability to grow and expand our customer base and operational territory.

Our success and the planned growth and expansion of our business depend on our products and services achieving greater and broader acceptance, resulting in a larger customer base, and on the expansion of our operations into new areas and markets. However, there can be no assurance that customers will purchase our products, or that we will be able to continually expand our customer base. Additionally, if we are unable to effectively market or expand our product offerings, we will be unable to grow and expand our business or implement our business strategy.

Operating in new markets may expose us to new operational, regulatory or legal risks and subject us to increased compliance costs. We may need to modify our existing business model and cost structure to comply with local regulatory or other requirements. Facilities we open in new markets may take longer to reach expected revenue and profit levels on a consistent basis, may have higher construction, occupancy or operating costs, and may present different competitive conditions, consumer preferences and spending patterns than we anticipate.

Any of the above could materially impair our ability to increase sales and revenue.

Conditions in the economy, the markets we serve and the financial markets generally may adversely affect our business and results of operations.

Our business is sensitive to general economic conditions. Slower economic growth, volatility in the credit markets, high levels of unemployment, and other challenges that affect the economy adversely could affect us and our customers and suppliers. If growth in the economy or in any of the markets we serve slows for a significant period, if there is a significant deterioration in the economy or such markets or if improvements in the economy do not benefit the markets we serve, our business and results of operations could be adversely affected.

We depend on our management, certain key personnel and board of directors, as well as our ability to attract, retain and motivate qualified personnel.

Our future success depends largely upon the experience, skill, and contacts of our officers and directors, and the loss of the services of these officers or directors may have a material adverse effect upon our business. Additionally, shortages in qualified personnel could also limit our ability to successfully implement our growth plan. As we grow, we will need to attract and retain highly skilled experts in the cannabis industry, as well as managerial, sales and marketing, security and finance personnel. There can be no assurance, however, that we will be able to attract and retain such personnel.

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Our reputation and ability to do business may be negatively impacted by the improper conduct by our business partners, employees or agents.

We depend on third party suppliers to produce and timely deliver our inventory. Products purchased from our suppliers are resold to our customers. These suppliers could fail to produce products to our specifications or quality standards and may not deliver units on a timely basis. Any changes in our suppliers to resolve production issues could disrupt our ability to fulfill orders. Any changes in our suppliers to resolve production issues could also disrupt our business due to delays in finding new suppliers.

Furthermore, we cannot provide assurance that our internal controls and compliance systems will always protects us from acts committed by our employees, agents or business partners in violation of U.S. federal or state laws. Any improper acts or allegations could damage our reputation and subject us to civil or criminal investigations and related stockholder lawsuits, could lead to substantial civil and criminal monetary and non-monetary penalties, and could cause us to incur significant legal and investigatory fees.

If we do not effectively manage changes in our business, these changes could place a significant strain on our management and operations.

Our ability to grow successfully requires that we have an effective planning and management process. The expansion and growth of our business could place a significant strain on our management systems, infrastructure and other resources. To manage our growth successfully, we must continue to improve and expand our systems and infrastructure in a timely and efficient manner. Our controls, systems, procedures and resources may not be adequate to support a changing and growing company. If our management fails to respond effectively to changes and growth in our business, including acquisitions, this could have a material adverse effect on the Company’s business, financial condition, results of operations and future prospects.

Catastrophic events may disrupt our business.

Our inventory, dispensaries and overall operations are vulnerable to damage or interruption from fires, floods, power losses, telecommunications failures, cyber-attacks, terrorist attacks, acts of war, human errors, break-ins and similar events. Additionally, we rely on our third-party suppliers for our inventory. In the event of a catastrophic event, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our product development, and lengthy interruptions in our services, breaches of data security and loss of critical data, all of which could have an adverse effect on our future operating results.

Puerto Rico is susceptible to hurricanes and major storms, which could further deteriorate Puerto Rico’s economy and infrastructure.

Recent hurricanes in Puerto Rico have significantly impacted government operations and infrastructure, causing a disruption in economic activity. These adverse effects could delay completing construction of our locations, as well as the issuance of the requisite operating licenses from the Department of Health of Puerto Rico in order to commence operations. Our construction sites did not suffer any substantial damage. As of the date of this registration statement, we have completed construction on one of our dispensary locations in Puerto Rico, two are currently under construction, and we anticipate commencing construction on the remaining locations during the first quarter of 2018. However, there can be no assurance that we will complete construction, receive the requisite operating licenses or even commence operations during such time.

Any new or changes made to laws, regulations, rules or other industry standards affecting our business may have an adverse impact on our financial results.

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business within the cannabis industry, many of which are still evolving and could be interpreted in ways that could harm our business. In the United States, cannabis is currently classified as a Schedule I controlled substance under the CSA and is, therefore, illegal under federal law. Even in those states in which the use of cannabis has been legalized pursuant to state laws, its use, possession or cultivation remains a violation of federal law. A Schedule I controlled substance is defined as one that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The U.S. Department of Justice (the “DOJ”) defines Schedule I controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.”

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Notwithstanding the CSA, as of the date of this filing, 29 U.S. states, the District of Columbia and the U.S. territories of Guam and Puerto Rico allow their residents to use medical cannabis. Voters in the states of Alaska, California, Colorado, Maine, Massachusetts, Nevada, Oregon and Washington have approved ballot measures to legalize cannabis for adult recreational use. Such state and territorial laws are in conflict with the federal CSA, which makes cannabis use and possession illegal at the federal level.

Such conflict between federal laws and state laws regarding cannabis has created a complicated environment for cannabis businesses in regards to restrictive banking regulations, interstate trade, IRS tax code and federal bankruptcy laws, especially for companies that directly “touch the plant” such as growers and distributors. For example, since the possession or distribution of cannabis violates federal law, banks that provide services may face the threat of prosecution or sanctions. As a result of being denied banking services or direct access to conventional loans, many of the companies that grow or distribute cannabis directly are forced to transact business on a cash-only basis.

The banking issues created by the federal laws have required the cannabis industry to focus on viable alternatives and have created opportunities for new providers, from finance companies to security and software firms. The issue of interstate trade requires companies that grow or distribute cannabis to duplicate efforts within each state they wish to legally operate and has limited the development of ‘national’ brands. If we are unable to raise capital or conduct operations as a result of various laws and regulations, we may be unable to finance our activities which would have an adverse impact on our operations and financial results.

Laws and regulations affecting the cannabis industry are constantly changing, and this may affect our consumer base in ways that we are unable to predict.

Local, state and federal medical cannabis laws and regulations are broad in scope and subject to evolving interpretations. We cannot predict the nature of any future laws, regulations, interpretations or applications that may affect us, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on the vitality of the cannabis legalization movement or the unification or popularity of the community in favor of legalization, the members of which community form our anticipated consumer base and underpin our business model.

Risks Related to Our Common Stock

There is not an active liquid trading market for the Company’s common stock.

The Company’s common stock is quoted on the OTC Pink Market under the symbol “GSRX”. However, there has been minimal reported trading to date in the Company’s common stock, and we cannot give an assurance that an active trading market will develop. As a result, investors may find it difficult to dispose of, or to obtain accurate quotations of the price of, our securities. This severely limits the liquidity of the common stock, and may adversely affect the market price of our common stock. A limited market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or assets by using common stock as consideration.

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If an active market for the Company’s common stock develops, there is a significant risk that the Company’s stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control:

● variations in our quarterly operating results;

● announcements that our revenue or income are below analysts’ expectations;

● general economic slowdowns;

● sales of large blocks of the Company’s common stock; and

● announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments.

Our common stock may be subject to the “penny stock” rules of the Securities and Exchange Commission, which may make it more difficult for stockholders to sell our common stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of the Company’s common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Because we became a public by means of a reverse acquisition, we may not be able to attract the attention of brokerage firms.

Because we became public through a “reverse acquisition”, securities analysts of brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of the Company in the future.

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Applicable regulatory requirements, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for the Company to retain or attract qualified officers and directors, which could adversely affect the management of its business and its ability to obtain or retain listing of its common stock.

We may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for effective management because of the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of related rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of its business and its ability to obtain or retain listing of our shares of common stock on any stock exchange (assuming we elect to seek and are successful in obtaining such listing) could be adversely affected.

Voting power is highly concentrated in one stockholder.

Peach Management LLC currently beneficially owns approximately 58.53% of our outstanding common stock, as well as one thousand (1,000) shares of Series A Preferred Stock which entitles it to 51% of the voting power. In addition, pursuant to the Certificate of Designation for of the Series A Preferred Stock, the Company is prohibited from designating any other class or series of preferred stock without first obtaining prior approval from the holder of the Series A Preferred Stock. Such concentrated control of the Company may adversely affect the price of our common stock. A stockholder that acquires common stock will not have an effective voice in the management of the Company.

We do not intend to pay dividends for the foreseeable future.

We have paid no dividends on our common stock to date and we do not anticipate paying any cash dividends to holders of our common stock in the foreseeable future. While our future dividend policy will be based on the operating results and capital needs of the business, we currently anticipate that we will retain any earnings to finance our future expansion and for the implementation of our business plan. A lack of a dividend can further affect the market value of our stock, and could significantly affect the value of any investment in our Company.

Our stockholders may experience significant dilution.

We have a significant number of warrants to purchase our common stock outstanding, the exercise of which would be dilutive to stockholders. In certain instances, the exercise prices are subject to adjustment if we issue or sell shares of our common stock or equity-based instruments at a price per share less than the exercise price then in effect. In such case, both the issuance and the adjustment would be dilutive to stockholders.

We may from time to time finance our future operations or acquisitions through the issuance of equity securities, which securities may also have rights and preferences senior to the rights and preferences of our common stock. We may also grant options to purchase shares of our common stock to our directors, employees and consultants, the exercise of which would also result in dilution to our stockholders.

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Our articles of incorporation allow for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board of Directors has the authority to issue, upon obtaining prior consent from the holder of Series A Preferred Stock, up to 9,999,000 shares of our preferred stock without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders. Although we have no present intention to issue any additional shares of preferred stock or to create any additional series of preferred stock, we may issue such shares in the future.

As an issuer of “penny stock”, the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders pursuant to this prospectus. However, we will receive proceeds for any exercise of warrants, but not for the subsequent sale of the shares underlying the warrants, which we are hereby registering. If all of the warrants exercisable for shares of Common Stock being registered in this offering are exercised, we could receive net proceeds of up to $3,019,231.50. We will use these proceeds for general corporate purposes, including for working capital and acquisitions.

We will pay for the expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of selling stockholder legal counsel applicable to any sale of the shares.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our Common Stock trades on the OTC Pink Tier of the OTC Markets, Inc. under the symbol “GSRX”. The following table sets forth the high and low sale prices for our Common Stock for each quarterly period within the two most recent fiscal years. There has been minimal reported trading to date in the Company’s common stock.

The following table sets forth the high and low closing bid prices for our Common Stock for the fiscal quarter indicated as reported on the OTC. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Quarter ended	High	Low
December 31, 2017 (through November 30, 2017)	$12.00	$4.75
September 30, 2017	19.00	6.75
June 30, 2017	16.05	0.96
March 31, 2017	0.96	0.75
December 31, 2016	0.96	0.50
September 30, 2016	0.96	0.96
June 30, 2016	1.00	0.96
March 31, 2016	1.00	1.00
December 31, 2015	1.00	1.00
September 30, 2015	1.00	1.00
June 30, 2015	1.00	1.00
March 31, 2015	1.00	1.00

As of November 30, 2017, there were 31,696,433 shares of our Common Stock issued and outstanding. There were 42 stockholders of record at this time.

DIVIDEND POLICY

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

This Management’s Discussion and Analysis or Plan of Operations includes a number of forward-looking statements that reflect Management’s current views with respect to future events and financial performance. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. Those statements include statements regarding the intent, belief or current expectations of us and members of our management team as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

Readers are urged to carefully review and consider the various disclosures made by us in this report and in our other reports filed with the Securities and Exchange Commission. Important factors currently known to management could cause actual results to differ materially from those in forward-looking statements. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in the future operating results over time. We believe that our assumptions are based upon reasonable data derived from and known about our business and operations. No assurances are made that actual results of operations or the results of our future activities will not differ materially from our assumptions. Factors that could cause differences include, but are not limited to, expected market demand for our products, fluctuations in pricing for our products, and competition.

The following discussion provides information that management believes is relevant to an assessment and understanding of our past financial condition and plan of operations. The discussion below should be read in conjunction with the financial statements and notes thereto for Green Spirit Industries Inc. (formerly known as Cyberspace Vita, Inc.), Project 1493, LLC, and the pro forma financial statements and related notes, contained elsewhere in this Registration Statement.

In this registration statement, references to the “Company”, “Green Spirit”, “Cyberspace Vita”, “we”, “us” and “our” refer to Green Spirit Industries Inc., a Nevada corporation, and our wholly-owned subsidiary, Project 1493, LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico (“1493”).

Green Spirit Industries Inc. was incorporated in Nevada under the name “Cyberspace Vita, Inc.” on November 7, 2006. The Company’s original business plan was to create and conduct an online business for the sale of vitamins and supplements; however, Cyberspace never generated any meaningful revenues. On May 5, 2008, Cyberspace discontinued its prior business and changed its business plan.

Following discontinuation of its initial business plan, the Company’s business plan was to seek, investigate, and, if warranted, acquire one or more properties or businesses, and to pursue other related activities intended to enhance stockholder value. The acquisition of a business opportunity may be made by purchase, merger, exchange of stock, or otherwise, and may encompass assets or a business entity, such as a corporation, joint venture, or partnership.

On May 11, 2017, the Company entered into an Exchange Agreement with Project 1493, and the sole member of 1493, pursuant to which the member transferred all of the outstanding membership interests of 1493 to the Company in exchange for 16,690,912 of its restricted shares of common stock and warrants to purchase up to 3,000,000 shares of common stock at an exercise price of $0.50 per share.

As a result of the Exchange Agreement, 1493 became a wholly-owned subsidiary of the Company, and the business of 1493 became the business of the Company. The Company, together with its wholly-owned subsidiary, is in the business of acquiring, developing and operating medical cannabis dispensaries in Puerto Rico.

On May 12, 2017, the Company changed its name from “Cyberspace Vita, Inc.” to “Green Spirit Industries Inc.”

RESULTS OF OPERATIONS

Nine Months Ended September 30, 2017 Compared to September 30, 2016

The following table summarizes the results of our operations during the nine months ended September 30, 2017 and 2016, respectively, and provides information regarding the dollar and percentage increase or (decrease) from the current 9-month period to the prior 9-month period:

Line Item	9/30/2017 (unaudited)	9/30/2016 (unaudited)		Increase (Decrease)	Percentage Increase (Decrease)
Revenues	-		-	-	-
Operating expenses	3,956,658			3,956,658		%
Net loss	(3,956,658)			(3,956,658)		%
Loss per share of common stock	$(0.20)	$		$(.20)	-

We recorded a net loss of $3,956,658 for the nine months ended September 30, 2017.

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LIQUIDITY AND CAPITAL RESOURCES

We have financed our operations during the quarter through proceeds from the proceeds of an offering conducted by the Company in the amount of $3,300,000.

We had $2,229,205 cash on hand as of September 30, 2017 compared to $0 as of September 30, 2016. We will continue to need additional cash during the following twelve months and these needs will coincide with the cash demands resulting from implementing our business plan and remaining current with our Securities and Exchange Commission filings. There is no assurance that we will be able to obtain additional capital as required, or obtain the capital on acceptable terms and conditions.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Results of Operations

Twelve Months Ended December 31, 2016 Compared to December 31, 2015

The following table summarizes the results of Cyberspace’s operations during the fiscal years ended December 31, 2016 and 2015, respectively, and provides information regarding the dollar and percentage increase or (decrease) from the current 12-month period to the prior 12-month period:

Line Item	12/31/16 (audited)	12/31/15 (audited)	Increase (Decrease)	Percentage Increase (Decrease)

Revenues	$0	$0	$0	0.0%
Operating expenses	60,482	59,319	1,163	1.9%
Interest expense	27,556	23,858	3,698	15.5%
Net loss	(88,038)	(83,177)	4,861	5.8%
Loss per share of common stock	(0.36)	(0.34)	0.02	5.9%

Cyberspace incurred a net loss of $88,038 for the fiscal year ended December 31, 2016 as compared with a net loss of $83,177 for the fiscal year ended December 31, 2015. The loss is primarily due to professional fees related to the cost of compliance with filing requirements. The increase in interest expense resulted from additional advances to Cyberspace from Fountainhead Capital Management Limited. Cyberspace also paid Fountainhead Capital Management Limited an annual management fee of $40,000.

Liquidity and Capital Resources

As of December 31, 2016, Cyberspace had no assets, a working capital deficit of $622,023 and an accumulated deficit of $666,301 through December 31, 2016. Its operating activities used $62,242 in cash for the fiscal year ended December 31, 2016, while its operating activities for the fiscal year ended December 31, 2015 used $56,464 in cash. Cyberspace earned no revenue during the fiscal year ended December 31, 2016 or 2015.

At December 31, 2016, Cyberspace had loans and notes outstanding from a stockholder in the aggregate amount of $480,636 plus accrued interest, which represents amounts loaned to Cyberspace to pay for its expenses of operation. On December 31, 2016, the payee under the Note and Cyberspace agreed that the due date of the Note would be extended to December 31, 2016.

Off Balance Sheet Arrangements

Cyberspace did not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that are material to an investor in our securities.

Seasonality

Cyberspace’s operating results were not affected by seasonality.

Inflation

Cyberspace’s business and operating results are not affected in any material way by inflation.

Critical Accounting Policies

The Securities and Exchange Commission issued Financial Reporting Release No. 60, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies” suggesting that companies provide additional disclosure and commentary on their most critical accounting policies. In Financial Reporting Release No. 60, the Securities and Exchange Commission has defined the most critical accounting policies as the ones that are most important to the portrayal of a company’s financial condition and operating results, and require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. The nature of our business generally does not call for the preparation or use of estimates. Due to the fact that the Company does not have any operating business, we do not believe that we have any such critical accounting policies.

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Recent Developments

On May 11, 2017, Cyberspace entered into an Exchange Agreement with Project 1493, LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico, and the sole member of 1493, pursuant to which the member transferred all of the outstanding membership interests of 1493 to the Cyberspace in exchange for 16,690,912 of its restricted shares of common stock and warrants to purchase up to 3,000,000 shares of common stock at an exercise price of $0.50 per share. As a result, 1493 became a wholly-owned subsidiary of Cyberspace, and the member of 1493 acquired a controlling interest in the Cyberspace. For accounting purposes, the Share Exchange was treated as an acquisition of Cyberspace and a recapitalization of 1493. As a result of the acquisition of all the issued and outstanding membership interest of 1493, we have now assumed 1493’s business operations as our own.

On May 12, 2017, the Board of Directors (the “Board”) of the Company approved a change in the name of the Company to “Green Spirit Industries Inc.” (the “Name Change”). On the same day, the holder of a majority of the Company’s issued and outstanding stock also approved the Name Change by written consent.

Letter of Intent – Green Gold Cultivators and Greenlife Business

On October 20, 2017, the Company entered into a Letter of Intent (the “LOI”) with Green Gold Cultivators (“GGC”) and Greenlife Business, as broker (“Greenlife”), to purchase 100% of all of the issued and outstanding shares of stock in GGC, a cultivation business, and $200,000 of wholesale inventory (the “Transaction”). In consideration of the Transaction, the Company will pay a total of $4,000,000 (The “Purchase Price”), of which 5%, or $200,000, shall be paid to Greenlife as broker. Pursuant to the terms of the LOI, the Company agreed to make a refundable deposit of $200,000 into an account. The Company deposited $200,000 into escrow on October 30, 2017.

The LOI also provides that GGC agrees to enter into a non-compete and non-solicitation agreement, the terms and conditions of which shall be set forth in a formal written agreement satisfactory to GGC and the Company. Subject to a satisfactory due diligence investigation by the Company and entry into a definitive agreement, the anticipated closing date of the Transaction shall be on or before December 15, 2017, subject to the right of the Company to extend such time for a period of forty-five days thereafter in the event the Company requires additional time to conduct its due diligence investigation.

Term Sheet – Mythic Cuts, Inc.

On October 27, 2017, the Company entered into a Term Sheet with Mythic Cuts, Inc. (“Mythic”) to form a limited liability company (“LLC”) for the purpose of operating within the cannabis industry. The LLC will be named Mythic Cuts Oakland, LLC (“Mythic Oakland”), which the Company and Mythic intend to operate as a cannabis cloning company. It is contemplated that Mythic Oakland will enter into a lease or sub-lease agreement with the Company in Oakland, California. The Company will own 51% of the Membership Interests for a purchase price of $1,600,000.

Closing shall be subject to satisfactory completion by GSRX of due diligence and upon the delivery of certain corporate and financial information reasonably requested by GSRX from Mythic.

Letter of Intent – The Green Room and Greenlife Business

On November 9, 2017, the Company entered into a Letter of Intent (the “Letter”) with The Green Room (the “Seller”) and Greenlife, pursuant to which Seller wishes to sell, transfer and assign to the Company, and the Company wishes to purchase and assume from Seller, certain assets and certain specified liabilities of the cannabis dispensary business of Seller (the “Proposed Transaction”), subject to the terms and conditions of the Letter. In consideration of the Proposed Transaction, the Company will pay a total of $350,000 (the “Purchase Price”). The Company agreed to make a non-refundable deposit in the amount of $7,000, or 2% of the Purchase Price, into an escrow account held in the name of the Seller. The Company deposited $7,000 into escrow on November 14, 2017.

The Letter further provides that Seller shall enter into a non-compete and non-solicitation agreement pursuant to which Seller shall be prohibited from competing in retail sales in the cannabis industry for a period of twelve (12) months, the specific terms and conditions of which shall be set forth in a formal agreement satisfactory to each the Company and Seller.

Subject to a satisfactory due diligence investigation by the Company, and entry into a definitive agreement by and among the parties, the anticipated closing date of the Proposed Transaction shall be on or before December 8, 2017, subject to the right of the Company to extend such time for a period of forty-five days thereafter in the event the Company requires additional time to conduct its due diligence investigation.

Limited Operating History

There is no historical financial information about us which to base an evaluation of our performance. As of the date of this filing, we have not generated any revenues from our operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise in a complicated regulatory environment.

The following discussion and analysis should be read in conjunction with the audited financial statements for Cyberspace Vita, Inc., for the period ended December 31, 2016, and accompanying notes, in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“Commission”) on March 28, 2017, as well as the audited financial statements for 1493 for the period ending April 30, 2017, and accompanying notes thereto contained, in the Company’s Current Report on Form 8-K filed with the Commission on May 16, 2017.

Plan of Operations

We have not yet generated or realized any revenues from our current business operations of selling medical cannabis and cannabis products. Three dispensary locations are currently under construction, and we anticipate applying for occupancy permits by the end of our fourth quarter of 2017. We anticipate commencing operations at two dispensaries by the end of our fourth quarter of 2017, provided the Department of Health of Puerto Rico (the “DHPR”) issues the requisite operating permits for both locations. At such time, we anticipate beginning construction of the dispensaries at the remaining locations with the goal of having all locations fully operational during the first quarter of 2018. However, there can be no assurance that all five dispensaries will be fully operational at such time.

Over the next 12 months, we plan to continue identifying, purchasing and operating medical cannabis dispensaries. We expect to operate 10 locations in the next 12 months and 15 locations by the end of 2018. Our current fixed overhead is approximately $76,000 per month. We anticipate fixed overhead increasing when the dispensaries begin operations. We expect that we will need up to an additional $1.2 million to complete development and operate five more locations in the next 12 months. If necessary, the Company expects to raise additional equity capital to complete the development of the dispensaries.

Our primary source of revenue is expected to be derived from selling medical cannabis and cannabis related products in the dispensaries. In order to acquire a significant market share, we will have to advertise and market our products. We plan to advertise online and use traditional advertising outlets. We have no specific budget set forth at this time for either form of advertising. In order to maximize our product sales, we will require additional market research and testing to enable us to be efficient with purchasing and inventory management to determine which products our customers will purchase. We may need to raise additional equity for research and development of our inventory plan.

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BUSINESS

Overview

Green Spirit Industries Inc., formerly known as Cyberspace Vita, Inc. (“Cyberspace”), was organized on November 7, 2006 in Nevada. Our initial business plan was related to the online sale of vitamins and supplements. Effective May 5, 2008, we discontinued these operations. Prior to the Exchange Agreement described above, we did not have any significant assets or operations.

Project 1493, LLC, is a limited liability company organized under the laws of the Commonwealth of Puerto Rico. 1493 was organized on March 24, 2011 under the name “Grey Finland Advisors, LLS.” 1493 filed a Certificate of Restoration on March 17, 2017 and elected to change its name to “Project 1493, LLC.” 1493’s business plan relates to the acquisition, development and operation of medical cannabis dispensaries. 1493 intends to initially operate in Puerto Rico and may potentially expand into other markets located within the U.S. and U.S. territories in the future. However, there can be no assurance that we will expand into such other markets.

As a result of the Exchange Agreement, 1493 became our wholly-owned subsidiary, and the business of 1493 became our business.

Our Business

We are a holding company that, through our wholly-owned subsidiary, 1493, is in the business of acquiring, developing and operating medical cannabis dispensaries in Puerto Rico. As of the date of this prospectus, we have acquired all of the legal rights, permits, licenses, leasing contracts and assets pertaining to four medical cannabis dispensaries in exchange for or aggregate of $375,000. The four dispensaries are located in the following cities: (1) Fajardo, which is a hub for boating and fishing and a launching port for islands Vieques, Culebra, the U.S. Virgin Islands and the British Virgin Islands; (2) Carolina, which is tourist center near Puerto Rico’s international airport and home of top luxury hotels and casinos; (3) Dorado, which is deemed to be an affluent residential area in Puerto Rico; and lastly (4) San Juan, the capital of Puerto Rico and among the largest cruise destination ports. These four medical cannabis dispensaries will not be fully licensed until construction is completed, and the Department of Health of Puerto Rico (“DHPR”) issues the requisite operating permit for each of the dispensaries.

We also entered into an agreement to lease property located in Isla Verde, Carolina, Puerto Rico, for the location of a fifth dispensary for which we are in the process of seeking pre-qualification for a dispensary license from the DHPR. However, there can be no assurance that we will be successful in receiving pre-qualification for a dispensary license.

Of the five dispensaries, one is completed, two are currently under construction, and we anticipate that construction will be completed by the end of our fourth quarter. We anticipate beginning construction on the remaining locations in the next three months, with the goal of having the dispensaries located in Fajardo, Carolina, Dorado and San Juan fully operational by the end of the first quarter of 2018, provided the DHPR issues the requisite operating permits for each location. However, there can be no assurance that all five dispensaries will be fully operational, or that the DHPR will issue the requisite operating permits for each of the dispensaries at such time.

Over the next 12 months, we plan to continue identifying, purchasing and operating medical cannabis dispensaries. We expect to operate 10 locations in the next 12 months and 15 locations by the end of 2018. It is anticipated that costs associated with constructing, licensing, stocking inventory and operating these dispensaries will be approximately $1.2 million. Our current fixed overhead, which includes our ongoing leasing obligations, is approximately $76,000 per month. We anticipate that fixed overhead will increase at such time as the dispensaries begin operations. In addition, we expect that our fixed costs will continue to increase so long as we are successful in our plan of expansion. We anticipate supporting our operations through the proceeds from the offering previously conducted, from anticipated revenue once the dispensaries become fully operational and, if necessary, through the sale of our securities in order to complete the development of our dispensaries. However, there can be no assurance that we will be successful in raising sufficient revenues necessary to support our operations, or that we will be successful in selling our securities.

We anticipate earning revenue by selling medical cannabis, edibles, pills, creams, patches and oral drops, and paraphernalia such as vaporizers. The average net profit for medical marijuana dispensaries is 20% in the U.S., according to a study conducted by Marijuana Business Daily and the media annual revenue is $1,200,000. We aim to undercut our competition by acquiring our goods at a lower than average cost which we anticipate will allow us to achieve 30% net margins, 50% higher than the industry average.

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The Dispensaries

We acquired all of the legal rights, permits, licenses, leasing contracts and assets to four medical marijuana dispensaries located in cities in Puerto Rico, which were chosen due to their strategic location relevant to important factors such as population density, disposable income, and proximity to key commercial and district tourist destinations:

(1)	Carolina: The municipality of Carolina is home to Luis Munos Marin Airport, Puerto Rico’s main airport. With a population density of 177,000, Carolina is a center of manufacturing and commerce. The township has one of the island’s largest shopping areas, Plaza Carolina. Carolina also has a high concentration of young professionals, whom industry trends suggest is a growing user class of medical marijuana. Carolina is also strategically located between San Juan and the east coast of the island. The east coast is home to many of the island’s most spectacular beaches, and a heavy tourist area.

(2)	Fajardo: Fajardo is located in the Northeast coast of the island. It is known for its luxury hotels such as the Waldorf Astoria and the Puerto Del Rey Marina. While its population is only 36,000 it is the watersports capital of the island as well as the primary access point to the Keys of Puerto Rico and the British and U.S. Virgin Islands and thus is a popular tourist spot and a favorite vacation and recreational area for Puerto Rican citizens.

(3)	Dorado: Dorado, situated 15 miles west of San Juan, is a township located on the north shore of Puerto Rico and the wealthiest community on the island with a population of approximately 38,165 people. The municipality’s demographic consists of upper-income and retired residents as well as upper-income tourists. It is also the home to several resort hotels such as Embassy Suites, Sheraton and the Reserve at Ritz Carlton.

(4)	San Juan: the capital of Puerto Rico, is the cultural and historic center of Puerto Rico with the island’s largest population center of 395,326. Well known for the port at Old San Juan, and cruise ships that bring thousands of tourists daily to the island. The hotels, beaches and points of interest in the area attract millions of visitors each year. Our goal in San Juan is to create a flagship store to capitalize on the tourism in this area and build a large local following of patients.

As previously stated, the four medical cannabis dispensaries will not be fully licensed until construction of the dispensaries is completed, and the Department of Health of Puerto Rico issues the requisite operating permit for each of the dispensaries.

In addition, have also entered into an agreement to lease property located in Isla Verde, Carolina, Puerto Rico, for the location of a fifth medical marijuana for which we are in the process of seeking pre-qualification for a dispensary license from the Department of Health of Puerto Rico.

Business Model

We plan to operate as a service business specializing in the sale of medical cannabis, edibles and paraphernalia, including, oils, lotions, THC pills, vaporizers, rigs, grinders, t-shirts, hats, logo items, and bongs and pipes with vaporizer attachments through our strategically located dispensaries in Puerto Rico.

We have entered into a long-term supply agreement (the “Supply Agreement”) to purchase our products from one of the largest growers on the island, who operates a state-of-the art facility and currently has over 36 strands available and is able to produce up to 2,000 pounds a week. Pursuant to the terms of the Supply Agreement, the supplier agrees to sell products to us, upon the issuance by the Department of Health of Puerto Rico of the requisite operating permit for each of the dispensaries, at a 20% discount to current wholesale market prices. We anticipate that based on such prices, we will realize gross margins of approximately 75%. However, there can be no assurance that we will realize such margins.

We intend to sell and keep inventory of the top 5 selling brands, which will be determined by sales velocity. We intend to use a state-of-art CRM to track our customers, their buying habits and monthly spend. Customer Segments will be categorized by age, occupation and medical condition.

In addition, we will focus on providing the best and most friendly customer service, and provide the highest quality brands and widest variety possible in order to attract repeat business. We expect to realize, although no assurance can be given, approximately 30% net margins on edibles, with 50% net margins on edibles and paraphernalia.

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Revenue Streams:

We anticipate that revenues will be generated from the following:

●	Medical Cannabis, up to 10 strains in each dispensary.
●	Derivatives (oils, lotions, edibles, THC pills)
●	Paraphernalia (vaporizers, grinders, rigs, bongs and pipes with vaporizer attachments)
●	Clothing (hats, t-shirts, logos)

Cost Structure:

We intend to price our product at below market rates, however we intend to market certain items as “boutique” items, such as gourmet style edibles or exotic strains and clothing and paraphernalia.

Marketing

Our marketing and sales strategy will be aimed at generating long-term, repeat customers, as well as attracting tourists who visit the island who wish to purchase medical marijuana. In order to generate repeat customers, we intend to provide the highest quality medical marijuana, at the lowest possible cost to insure we build a loyal customer base. Further, we intend to train all of our employees to provide excellent customer service.

At this time Puerto Rico only allows digital advertising for medical cannabis. Thus, we intend to leverage the Internet and social media platforms, including, Instagram, Facebook, Twitter, YouTube, Google+, LinkedIn, the Yellow Pages online, YELP and over 50 marijuana websites we have identified. Our marketing will focus on the wide variety of our cannabis products and their high quality and low cost point relative to our competition.

We also intend to utilize blogs, micro-ads, testimonial interviews, articles and deploy this media across all social media channels and websites accessed by our customer targets.

The Cannabis Industry—Market Opportunity

The legal cannabis markets in the United States are expanding rapidly. There are now twenty-eight states and Washington, D.C., with medical cannabis programs and eight of these states (Alaska, California, Colorado, Maine, Massachusetts, Nevada, Oregon and Washington), plus Washington, D.C. have also legalized cannabis for recreational use.

We believe the market will continue to rapidly expand as existing states broaden the definition of the approved uses for cannabis (i.e. from medicinal to recreational use) and additional states legalize cannabis for at least some other purposes. Despite the fact that the Federal Controlled Substances Act makes the use and possession of marijuana illegal on a national level, recent guidance from the federal government suggests that it will continue to tolerate legalization at the state level, especially when backed by strong and effective regulation. We believe it is significant that in 2016, the Congressional Spending Bill specifically prevented the Justice Department from spending money to enforce the federal ban on growing or selling cannabis in states where cannabis has been approved.

The Company believes that not since the repeal of Prohibition in 1933, has a consumer product business opportunity of this magnitude been created simply by changes in the law. According to an IBISWorld report, the cannabis industry is expected to achieve rapid growth over the next five years. We believe the industry will continue to benefit from increasingly favorable attitudes towards medical cannabis-based treatments and applications as acceptance and legitimacy of cannabis continues to grow.

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Our target markets are those where states or U.S. territories have legalized the production and use of cannabis, such as Puerto Rico and, eventually, Colorado. According to published reports, Colorado’s cannabis industry reported estimated wholesale and retail sales during calendar years 2016 and 2015 of $1,313 million and $996 million, respectively.

Most recently, voters in California, Nevada, Maine and Massachusetts approved ballot measures to legalize cannabis for adult recreational use, bringing the total number of states with legalized recreational cannabis use to eight, in addition to the District of Columbia.

As of the date of this filing, 29 U.S. states, the District of Columbia and the territories of Guam and Puerto Rico have legalized the use of cannabis for medical use in some form, including five states in 2016 alone. While it is difficult to estimate the amount of time it would take for a state to establish regulations relating to the sale of cannabis, or for those businesses engaged in this activity to begin generating revenue from operations, we anticipate, but no assurance can be given, that for new states legalizing the medical use of cannabis, revenues will begin to be realized in 2018 and 2019.

Continued development of the regulated cannabis industry depends on continued legislative authorization at the state level. Progress, while encouraging, is not assured and any number of factors could slow or halt progress in the cannabis industry.

Puerto Rico – a Unique Market Opportunity

Puerto Rico benefits from a large and growing tourism industry. According to an article published by Travel Pulse in March 2016 and by PRT Newswire dated December 2016, Puerto Rico’s tourism doubled from 5 million visitors in 2015 to 10 million in 2016. Importantly, patients who hold a license to buy medical marijuana in the 29 states where it is now legal may use their patient license to purchase marijuana at Puerto Rico’s dispensaries.

The Academic Sciences of Puerto Rico (ASPR), in collaboration with the Cannabis Doctors of Puerto Rico, conducted a certification program for doctors to obtain the Health Department (HD) license and recommended medicinal cannabis to nearly 200,000 patients. Based on such, and considering that Puerto Rico is an island with a population of 3.5 million, there is a potential market of 200,000 patients, or 6% of Puerto Rico’s current population. In addition, there is a potentially very large market opportunity presented by the burgeoning tourist industry. If only 2% of the tourist visiting Puerto Rico purchase medical marijuana, that would add another 200,000 patients on an annual basis or an average of approximately 18,000 patients per month.

We believe our initial locations present significant revenue potential and growth opportunity. We have strategically picked our initial locations based on the following factors: population density, disposable income, and proximity to commercial and districts tourist destinations.

Medical Cannabis Market

The last five years have seen a dramatic shift in public opinion on medical marijuana, which is reflected in the direction of individual states toward legalization. A Quinnipiac Poll published by Politico on June 6, 2016 showed 89% of registered voters in the United States favor the use of medically prescribed cannabis. Twenty-eight states and Washington, D.C., have enacted medical cannabis laws, and there are approximately 1.2 million registered patients within these states. The five states with the largest known current medical marijuana patient populations are: California, Colorado, Michigan, Oregon and Washington.

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Cannabis is used for medicinal purposes and has proven to be an effective treatment for pain relief, inflammation and a number of other medical disorders. According to an IBISWorld report, new medical research and changing public opinion have boosted industry growth.

Doctors may prescribe ‘legalized’ medical cannabis in approved states where patients can receive a “recommendation” from a state-approved, licensed physician for the treatment of certain conditions specified by the state. Medical cannabis is being used to treat severe or chronic pain, inflammation, nausea and vomiting, neurologic symptoms (including muscle spasticity), glaucoma, cancer, multiple sclerosis, post-traumatic stress disorder, anorexia, arthritis, Alzheimer’s, Crohn’s disease, fibromyalgia, ADD, ADHD, Tourette’s syndrome, spinal cord injury and numerous other conditions. Cannabis oil has also been proven effective in treating epileptic seizures in children.

Recreational Cannabis Market

Eight states have legalized recreational cannabis – Alaska, California, Colorado, Maine, Massachusetts, Nevada, Oregon, Washington, plus Washington, D.C. In November 2012, Colorado voters legalized recreational marijuana use. This history-changing legislation created a window of opportunity for the commercialization and state taxation of a plant group that has, until recently, been virtually untouchable and has set the wheels in motion for other states to follow. In July of 2014, Washington State launched its recreational program, while Oregon and Alaska and the District of Columbia voted to introduce recreational programs commencing in 2015. In November 2016, California, Maine, Massachusetts, and Nevada all passed ballot initiatives for the legalization of recreational cannabis. A Gallup Poll survey from October 2016 showed that 60% of Americans are in favor of legalizing cannabis.

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Competition

We face significant competition in all aspects of our business. Specifically, we face competition from a number of companies that operate dispensaries in the legal cannabis market within the United States and U.S. territories.

While such competition exists within the industry as a whole, there is limited competition in Puerto Rico. Currently, there are seven dispensaries with approved licenses in Puerto Rico, and one of the seven is currently closed for lack of proper permits. There are 170 pre-qualified dispensary licenses, but it is expected that only 70-80 of those pre-qualified for dispensary licenses will meet all the government criteria and will have the necessary funding to operate.

We also anticipate additional competition from the unauthorized sale and purchase of cannabis through the “black market” in Puerto Rico, which is estimated by the government at $200 million annually. While we deem the “black market” to be a major competitor, we believe, although no assurance can be given, that we can transition those consumers by offering a greater variety of product at competitive prices.

Competitive Strengths

Consumers generally choose their dispensary based on several factors, including proximity to where they live and work, price, quality, variety and the overall service experience. We believe that our advantage stems from our relationships with our supplier. Our supplier, who operates a state-of-the art facility, has over 36 strands available and can produce up to 2,000 pounds a week. Our supplier, the largest in Puerto Rico in total production capacity, has agreed to sell products to us at reduced prices which we believe will allow us to achieve 75% gross margins, all while maintaining a major price advantage over competitors.

We also believe we possess certain other competitive strengths and advantages in the industries in which we intend to operate:

Range of Services. We intend to leverage our breadth of services and resources to deliver comprehensive, integrated solutions to companies in the cannabis industry—from operational, compliance and marketing consulting to products, security and financing services.

Strategic Alliances. We are dedicated to growing our business through strategic acquisitions, partnerships and agreements that will enable us to enter and expand into new markets. Our strategy is to pursue alliances with potential targets that have the ability to generate positive cash flow, effectively meet customer needs and supply desirable products, services or technologies, among other considerations. We anticipate that strategic alliances will play a significant role as more states pass legislation permitting the cultivation and sale of hemp and cannabis.

Regulatory Compliance. The state laws regulating the cannabis industry are changing at a rapid pace. Currently, there are 29 U.S. states, the District of Columbia and the territories of Guam and Puerto Rico that have created a legislative body to manage the medical cannabis industry. Eight of those states also allow recreational use. We intend to take such steps necessary to ensure that all aspects of our operations are in compliance with all laws, policies, guidance and regulations to which we are subject and providing an opportunity to our customers and allies to use our services in order to ensure that they, too, are in full compliance are both critical components of our business plan.

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Industry Knowledge. We continue to create, share and leverage information and experiences with the purpose of creating awareness and identifying opportunities to increase stockholder value. Our management team has business expertise, extensive knowledge of the cannabis industry and closely monitors changes in legislation. We intend to work with partners who will enhance the breadth of our industry knowledge.

Lending Capabilities. In February 2014, the Treasury Department issued guidelines for financial institutions dealing with cannabis-related businesses. Nevertheless, many banks and traditional financial institutions refuse to provide financial services to cannabis-related businesses. We plan to provide finance and leasing solutions to market participants using the FinCEN guidelines as a primary guide for compliance with federal law.

Government and Industry Regulation

Cannabis is currently a Schedule I controlled substance under the CSA and is, therefore, illegal under federal law. Even in those states in which the use of cannabis has been legalized pursuant to state law, its use, possession or cultivation remains a violation of federal law. A Schedule I controlled substance is defined as one that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The U.S. Department of Justice (the “DOJ”) defines Schedule I controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.” If the federal government decides to enforce the CSA in Colorado with respect to cannabis, persons that are charged with distributing, possessing with intent to distribute or growing cannabis could be subject to fines and/or terms of imprisonment, the maximum being life imprisonment and a $50 million fine.

Notwithstanding the CSA, as of the date of this filing, 29 U.S. states, the District of Columbia and the U.S. territories of Guam and Puerto Rico allow their residents to use medical cannabis. Voters in the states of Alaska, California, Colorado, Maine, Massachusetts, Nevada, Oregon and Washington have approved ballot measures to legalize cannabis for adult recreational use. Such state and territorial laws are in conflict with the federal CSA, which makes cannabis use and possession illegal at the federal level.

In light of such conflict between federal laws and state laws regarding cannabis, the previous administration under President Obama had effectively stated that it was not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. For example, the prior DOJ Deputy Attorney General of the Obama administration, James M. Cole, issued a memorandum (the “Cole Memo”) to all United States Attorneys providing updated guidance to federal prosecutors concerning cannabis enforcement under the CSA. The Cole Memo ultimately emphasizes the need for robust state regulation of marijuana. The memorandum “rests on its expectation that state and local governments that have enacted laws authorizing marijuana-related conduct will implement strong and effective regulatory and enforcement systems that will address the threat those state laws could pose to public safety, public health, and other law enforcement interests.” In addition, the Financial Crimes Enforcement Network (“FinCEN”) provided guidelines (the “FinCEN Guidelines”) on February 14, 2014, regarding how financial institutions can provide services to cannabis-related businesses consistent with their Bank Secrecy Act (“BSA”) obligations.

Additional existing and pending legislation provides, or seeks to provide, protection to persons acting in violation of federal law but in compliance with state laws regarding cannabis. The Rohrabacher-Farr Amendment to the Commerce, Justice, Science and Related Agencies Appropriations Bill, which funds the DOJ, prohibits the DOJ from using funds to prevent states with medical cannabis laws from implementing such laws. The Rohrabacher-Farr Amendment is effective through April 28, 2017, but as an amendment to an appropriations bill, it must be renewed annually. The Compassionate Access Compassionate Access, Research Expansion, and Respect States Act (the “CARERS Act”) has been introduced in the U.S. Senate, which proposes to reclassify cannabis under the CSA to Schedule II, thereby changing the plant from a federally criminalized substance to one that has recognized medical uses. More recently, the Respect State Marijuana Laws Act of 2017 has been introduced in the U.S. House of Representatives, which proposes to exclude persons who produce, possess, distribute, dispense, administer or deliver marijuana in compliance with state laws from the regulatory controls and administrative, civil and criminal penalties of the CSA.

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However, as of the date of this filing, neither the CARERS Act nor the Respect State Marijuana Laws Act of 2017 has been enacted, the Rohrabacher-Farr Amendment has not yet been renewed beyond April 28, 2017, and the new administration under President Trump has not yet indicated whether it will change the previously stated policy of low-priority enforcement of federal laws related to cannabis set forth in the Cole Memo or the FinCEN Guidelines. The Trump administration could change this policy and decide to strongly enforce the federal laws applicable to cannabis. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us. While we do not currently harvest, distribute or sell cannabis, we may be irreparably harmed by a change in enforcement policies of the federal government. However, once we commence operations, we could be deemed to be aiding and abetting illegal activities, a violation of federal law.

Absent any future changes in cannabis-related policies under the Trump administration, we intend to remain within the guidelines outlined in the Cole Memo and the FinCEN Guidelines, where applicable; however, we cannot provide assurance that we are in full compliance with the Cole Memo, the FinCEN Guidelines or any applicable federal laws or regulations.

Licensing and Local Regulations

Where applicable, we will apply for state licenses that are necessary to conduct our business in compliance with local laws. Local laws at the city, county and municipal levels add a layer of complexity to legalized cannabis. Despite a state’s adoption of legislation legalizing cannabis, cities, counties and municipalities within the state may have the ability to otherwise restrict cannabis activities, including but not limited to cultivation, retail or consumption.

Zoning sets forth the approved use of land in any given city, county or municipality. Zoning is set by local governments or local voter referendum, and may otherwise be restricted by state laws. For example, under certain state laws a seller of liquor may not be allowed to operate within 1,000 feet of a school. There may be similar restrictions imposed on cannabis operators, which will restrict where cannabis operations may be located and the manner and size to which they can grow and operate. Zoning can be subject to change or withdrawal, and properties can be re-zoned. The zoning of our properties will have a direct impact on our business operations.

Regulatory Environment

The regulatory status of the cannabis industry is shifting rapidly at the state level, with momentum toward a change at the federal level through pressure on the U.S. Congress and the White House. Current federal regulations classify cannabis as a Schedule 1 substance, defined as “drugs with no currently accepted medical use and a high potential for abuse.” This drug classification also includes heroin, LSD and ecstasy.

The legal cannabis industry has evolved considerably over the past 3-5 years. We believe the industry has reached the tipping point for legalization through pressure from citizens’ groups in individual states for the legalization of medical and/or recreational marijuana. As reported by Pew Research Center in April 2015, nearly half (49%) of Americans say they have tried marijuana, and 12% have tried it within the past year.

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In a national poll in October 2014 by Third Way, a public policy think tank, 78% of respondents favored allowing individuals to use marijuana for medical purposes if “recommended” by a doctor. This trend is further illustrated in recent surveys of public opinion for marijuana legalization rapidly outpacing opposition. A majority of Americans now favor broad legalization of marijuana. Opinions have changed drastically since 1969, when Gallup first asked the question and found that just 12% favored legalizing marijuana use compared to 89% as of June 6, 2016 showed 89%.

Millennials (currently 18-34) have been in the forefront of this change: 68% favor legalizing marijuana use, by far the highest percentage of any age group. But across all generations - except for the Silent Generation (ages 70- 87) – support for legalization has risen sharply over the past decade. Third Way also found that 67% of respondents favor Congress passing a bill giving states that have legalized marijuana a safe haven from federal marijuana laws, so long as they have a strong regulatory system, and when given an option of state or federal control, 60% favor states’ control in deciding whether to legalize marijuana.

Public support has given rise to the passage of new marijuana laws and regulations in a number of states, as well as multiple legal reforms on legislative dockets. Each state’s legal environment is unique, making it critical for businesses to know and understand the regulatory landscape on a state-by-state basis.

Another regulatory variable adding to the complexity of the legal cannabis market are the local laws at the municipality and county levels. Even when a state enacts legislation legalizing cannabis, each level of local government has the right to exercise restrictions on cannabis activities, such as retail, consumption, transportation and cultivation. Zoning is an area of particular concern, which is set forth at the local level. This can restrict where businesses can be located and the manner and size in which they operate. Understanding individual state’s laws and local regulations requires business operators and investors to account for multiple levels of regulatory compliance, such as how marijuana may be sourced, processed, distributed, and to whom, where and how it may be sold.

State Legal Status

While new state-level legalization efforts continue to expand the number of states involved in the cannabis industry, only a handful of existing states have any meaningful full-scale operations for the cultivation and distribution of cannabis. This presents a significant growth opportunity for investment over the next several years as the existing legalized states and new states’ markets come online.

●	Medical Cannabis Legalization - 29 states have legalized medical marijuana, plus Washington, D.C. and the U.S. territories of Guam and Puerto Rico

●	Recreational Cannabis Legalization - 8 states (AK, CA, CO, ME, MA, NV, OR, WA, plus Washington, D.C.) have passed laws that allow for adult recreational use of marijuana

Federal Legal Status

Cannabis is still classified as an illegal substance in the U.S. The Drug Enforcement Agency (“DEA”) and the Food and Drug Administration (“FDA”) currently classify cannabis as a Schedule 1 drug under the Controlled Substances Act. The classification makes cannabis illegal under federal law to cultivate, manufacture, distribute or possess cannabis, and has created a discrepancy between state’s rights and federal law.

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This discrepancy has created a complicated environment for cannabis businesses in regards to restrictive banking regulations, interstate trade, IRS tax code and federal bankruptcy laws, especially for companies that directly “touch the plant” such as growers and distributors. For example, FinCEN provided guidance regarding how financial institutions can provide services to cannabis-related businesses consistent with their BSA obligations. While we believe we do not qualify as a financial institution in the United States, we cannot be certain that we do not fall under the scope of the FinCEN guidelines. We plan to use the FinCEN Guidelines, as may be amended, as a basis for assessing our relationships with potential tenants, clients and customers. As such, as we engage in financing activities, we intend to adhere to the guidance of FinCEN in conducting and monitoring our financial transactions. Because this area of the law is uncertain but expected to evolve rapidly, we believe that FinCEN’s guidelines will help us best operate in a prudent, reasonable and acceptable manner. There is no assurance, however, that our activities will not violate some aspect of the CSA. If we are found to violate the federal statute or any other in connection with our activities, our company could face serious criminal and civil sanctions.

Additionally, because the possession or distribution of cannabis violates federal law, banks that provide services may face the threat of prosecution or sanctions and thus we may have difficulty acquiring or maintaining bank accounts and insurance, and our stockholders may find it difficult to deposit their stock with brokerage firms.

The banking issues created by the federal laws have required the cannabis industry to focus on viable alternatives and have created opportunities for new providers, from finance companies to security and software firms. The issue of interstate trade requires companies that grow or distribute cannabis to duplicate efforts within each state they wish to legally operate and has limited the development of ‘national’ brands. These laws do not directly affect companies operating in ancillary businesses.

In February 2014, the White House and the Department of the Treasury gave a roadmap for conducting transactions with cannabis companies operating within state regulations. The most sweeping federal reforms to date, however, have come from Congress in the federal spending bill that passed both Houses in June 2015 and continued in June 2016. Congress voted to protect state medical marijuana and hemp laws from federal interference and cut the DEA’s budget. As an example of increased support for the removal of federal laws banning medical marijuana, the medical marijuana-protecting amendment passed the House 219-189 and became law last year and was accepted by a larger 242-186 majority this year, with even more Republican members’ support.

The Senate also introduced The Compassionate Access, Research Expansion and Respect States (CARERS) Act in March 2015, co-sponsored by Senator Rand Paul (R-Ky.) and now by 19 total U.S. Senators, which seeks to drastically reduce the federal government’s ability to crack down on state-legal medical marijuana programs, open the banking system, reclassify cannabis’ Schedule 1 drug rating and encourage more research through several major changes in federal law. This legislation currently is waiting for the Senate Judiciary Chair to grant the bill a hearing.

Ancillary Cannabis-Related Businesses

As more states enact cannabis legislation, the demand for cannabis-related products and services grows. The rapid expansion of the cannabis market combined with more sophisticated management teams and business models entering the market has spurred the development of numerous cannabis-related niche markets. These ancillary markets that do not physically “touch the plant” include infrastructure and support for the cannabis industry in such areas as social media, security, consulting, delivery systems, financial services, software & high-tech, electronic hardware, infused products, extracts & oils, hemp production, ancillary cultivation solutions, and retail.

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As mentioned, the federal government still classifies cannabis as a Schedule 1 substance, which leaves many traditional businesses fearing reputational and legal risks of serving the cannabis industry. However, ancillary businesses that do cater to the legal cannabis industry are well positioned to benefit from the growth in the industry.

Employees

As of November 30, 2017, we have 3 full-time employees and no part time employees. None of our employees are covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Property

We have acquired all of the legal rights, permits, licenses, leasing contracts and assets of four medical marijuana dispensaries. The dispensaries will not be fully licensed until construction is completed and the Department of Health of Puerto Rico issues the requisite operating permit for each of the dispensaries. We also entered into an agreement to lease property in Isla Verde for the location of a fifth dispensary for which we are in the process of seeking pre-qualification for a dispensary license.

Property Name	Location	Description
Fajardo	Bo. Quebrada de Fajardo, Carr. #3 Km. 44.9, Fajardo, P.R. 00648	● 2,774 square feet
Carolina	65th Infantry Avenue, Km. 11.0, marginal 3, Lomas de Carolina, Carolina, P.R. 00987	● 2,500 square feet
Dorado	Paseo del Plata Shopping Center, Building No. 3, P.R. 696, int. José Efrón Avenue, Dorado, P.R., 00646	● 1,900 square feet
San Juan	Calle Andalucía 509, San Juan, Puerto Rico	● 1,500 square feet
Isla Verde	PR-37, Km 0.2, Isla Verde sector, Carolina, Puerto Rico	● 1,800 square feet

MANAGEMENT

In connection with the change in control of the Company on May 11, 2017, Alexander Diener, our previous Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and sole director resigned from all of his positions with the Company effective May 11, 2017. Concurrently therewith, Leslie Ball was appointed to serve as our Chief Executive Officer and director, and Thomas Gingerich was appointed to serve as our Chief Financial Officer. Subsequently on May 16, 2017, Thomas Gingerich was appointed to also serve as our Secretary.

Set forth below is certain information concerning our current director and officers, following the reverse merger:

Name	Age	Positions Held

Leslie Ball	71	Chief Executive Officer

Thomas Gingerich	56	Chief Financial Officer, Secretary

Leslie Ball is the sole member of our board of directors and is our Chief Executive Officer. Mr. Ball has served as Vice Chairman of the Board of Directors of Cinsay, Inc. since 2009. Before that, Mr. Ball was the Chief Executive Officer and president of Corral West Ranchwear. Under his guidance, the company became one of the largest retailers of western and workware and grew to 140 locations in the United States. At Montgomery Ward Corporation, Mr. Ball was President of Softgoods and Foreign Offices as well as Executive Vice President, where he headed its apparel business. His retail experience also encompasses another 22 years in various executive roles at R.H. Macy, Inc., including President of Macy’s East, President of Macy’s Wholesale, President of Macy’s South, and Chairman and Chief Executive Officer of Macy’s Midwest. Mr. Ball attended the Detroit Institute of Technology.

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Thomas Gingerich serves as our Chief Financial Officer and Secretary. He has 33 years of accounting experience in public and private practice, specializing in tax compliance, structures and tax planning. He is a former Partner at Lain, Faulkner & Co, PC specializing in forensic accounting. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Family Relationships

No family relationships exist between any of our current or former directors or executive officers.

Involvement is Certain Legal Proceedings

No director, executive officer or control person of the Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Board Leadership Structure and Role in Risk Oversight

Due to the small size and early stage of the Company, we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined.

Our Board of Directors is primarily responsible for overseeing our risk management processes on behalf of the Company. The Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The Board of Directors focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our Company are consistent with the board’s appetite for risk. While the board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

32

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Committees

There are currently no committees of the Board of Directors, and the Company does not presently have a director who meets the definition of an “audit committee financial expert”.

Code of Ethics

Our board of directors intends to adopt a code of ethics that our officers, directors and any person who may perform similar functions will be subject to.

EXECUTIVE COMPENSATION

No past officer or director of the Company has received any compensation and none is due or payable prior to the reverse merger. Our former sole officer and director, Alexander Diener, did not receive any compensation for the services he rendered to the Company, has not received compensation in the past, and is not accruing any compensation pursuant to any agreement with the Company. No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Company for the benefit of the Company’s employees prior to the reverse merger. In addition, no compensation has been paid or due to our current officers and director.

Employment Agreements with Named Officers

We have not entered into employment agreements our officer but anticipate entering into such agreement in the near future. It is anticipated that such agreement would contain provisions regarding compensation, and other applicable terms relating to competition and term of employment.

Outstanding Equity Awards at Fiscal Year-End

We have not granted any equity or option awards to our executive officers as of December 31, 2016.

33

Director Compensation

We have not paid any compensation to our directors as of December 31, 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

Peach Management LLC, former sole member of Project 1493, LLC and current majority shareholder of the Company, advanced $40,734 to 1493 for various prepaid expenses for professional fees and restoration fees for 1493 to be in compliance with Puerto Rico laws. The Company repaid this amount on May 11, 2017 in connection with the Exchange Agreement.

On April 18, 2017 Peach Management LLC made a short term advance of $150,000 to 1493. The proceeds of the loan were used as a 50% deposit for the purchase of the first three dispensaries, according to the Memorandum of Understanding with Puerto Rico Industrial Commercial Holdings Biotech Corporation.

On May 11, 2017, the Company entered into a debt exchange agreement (the “Debt Exchange”) with Fountainhead Capital Management Limited (“Fountainhead”), whereby Fountainhead agreed to cancel a promissory note in the aggregate amount of $510,652 plus accrued interest of $129,265, which represented all amounts owed to Fountainhead as of the date of the Debt Exchange. As consideration, Fountainhead received an aggregate of 1,800,000 shares of the Company’s common stock, of which 200,000 shares of common stock had been previously issued.

Also on May 11, 2017, immediately prior to closing of the Exchange Agreement, Fountainhead entered into a private share exchange agreement with Peter Zachariou, a certain creditor of Fountainhead, whereby Zachariou agreed to extinguish the debt owed to him by Fountainhead in exchange for an aggregate of 1,800,000 shares of the Company’s common stock, of which 200,000 shares of common stock has been previously issued to Fountainhead. As a result, Zachariou acquired all of the common stock issued to Fountain head under the Debt Exchange and consequently became the majority stockholder of the Company immediately prior to the closing of the Exchange Agreement.

Director Independence

The Company currently has one director who does not meet the definition of “independent”.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNER AND MANAGEMENT.

The following table sets forth certain information with respect to the beneficial ownership of our voting securities following the completion of the Exchange Agreement of this report by (i) any person or group owning more than 5% of any class of voting securities; (ii) our director and chief executive officer; (iii) our chief financial officer; and (iv) all executive officers and directors as a group as of November 30, 2017. Unless otherwise indicated, the address of all listed stockholders is c/o Green Spirit Industries Inc., Cond. Madrid Suite 304, 1760 Loiza Street, San Juan, Puerto Rico 00911.

Name of Beneficial Owner	Common Stock Beneficially Owned		Percentage of Common Stock*
Directors and Officers:

Leslie Ball (1)	735,000	(1)	2.31%

Thomas Gingerich	400,000	(1)	1.26%

All officers and directors as a group (2 persons)	485,000		3.57%

Beneficial owners of more than 5%:

Peter Zachariou (2)	1,612,885	(3)	5.37%

Peach Management LLC (4)	20,307,340	(5)(6)	58.53%

RACE Holdings, LLC (7)	9,556,666	(8)	28.20%

* Based on 31,696,433 shares of Common Stock issued and outstanding as of November 30, 2017.

(1)	Includes warrants to purchase up to 100,000 shares of the Company’s common stock exercisable within 60 days.
(2)	The address of Peter Zachariou is 132 Calo Den Real, 07830 San Josep, Ibiza, Spain.
(3)	Includes 100,000 shares withheld by the Company pursuant to the terms of the Exchange Agreement.
(4)	The Briggs Family 2017 Trust, managing member, holds sole voting and dispositive power over these shares.
(5)	Represents (i) 17,307,340 shares of the Company’s common stock and (ii) warrants to purchase up to 3,000,000 shares of the Company’s common stock, exercisable within 60 days.
(6)	Does not include shares of Series A Preferred Stock held by the stockholder, which gives the holder 51% of the voting power of the Company.
(7)	Keith Michael Jensen, managing member, holds sole voting and dispositive power over these shares.
(8)	Represents (i) 7,363,589 shares of the Company’s common stock and (ii) warrants to purchase up to 2,193,077 shares of the Company’s common stock, exercisable within 60 days.

34

SELLING STOCKHOLDERS

This prospectus covers the resale, from time to time by the selling stockholders identified below, of up to 33,787,082 shares of our common stock. All of these shares of our common stock are being offered for resale by the selling stockholders.

We are registering the shares hereby pursuant to the terms of our agreements with certain stockholders, in order to permit the selling stockholders identified in the table below to offer the shares for resale from time to time.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. The selling stockholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. Except where indicated, the mailing address of the selling stockholders is c/o Green Spirit Industries Inc. Cond. Madrid Suite 304, 1760 Loiza Street, San Juan, Puerto Rico 00911.

	Number of Shares				Number of	Number of Shares
	Beneficially Owned				Shares	Beneficially Owned
	Prior to this Offering				Being Sold	After this Offering**
Selling Stockholder	Number		Percent (1)		Offered	Number	Percent (1)
RACE Holdings, LLC ***	9,556,666	(2)	28.20%		8,577,775	978,891	2.89%
Kenneth David Milne	74,671	(3)	*	%	74,671.	-	-%
Stone Micro Valve, LLC	166,667	(4)	*	%	149,341	17,326	* %
Fred Schaner	166,667	(5)	*	%	149,342	17,325	* %
Digital Man, LLC	644,439	(6)	2.03%		606,669	37,770	* %
Stuart Singer	260,000	(7)	*	%	232,972	27,028	* %
Raley Holdings, LLC	573,334	(8)	1.80%		513,734	59,600	* %
RedChip Companies, Inc.	545,000	(9)	1.72%		438,968	106,032	* %
Darrin M. Ocasio	640,674	(10)	2.02%		640,674	-	-%
ACB Management Inc.	210,000	(11)	*	%	189,209	20,791	* %
Granada Investments LLC	210,000	(12)	*	%	189,209	20,791	* %
RD3 Acquisitions, LLC	1,000,000	(13)	3.15%		911,640	88,360	* %
Leslie Ball	735,000	(14)	2.31%		700,176	34,824	* %
Thomas Gingerich	400,000	(15)	1.26%		384,407	15,593	* %
Peach Management LLC	20,307,240	(16)	58.53%		18,260,410	2,046,930	5.90%
Peter Zachariou	1,612,885		5.09%		1,612,885	-	-%
Charles Caswell Brewer III	15,000		*	%	15,000	-	-%
Philip Jalufka	10,000		*	%	10,000	-	-%
Jon Cunningham	35,000		*	%	35,000	-	-%
Paul Kunz	20,000		*	%	20,000	-	-%
Manuel Antonio Viota Diaz	25,000	(17)	*	%	25,000	-	-%
Fino Media	25,000	(18)	*	%	25,000	-	-%
Roundtree Business Dev., LLC	15,000	(19)	*	%	15,000	-	-%
Gustavo Pinto	5,000	(17)	*	%	5,000	-	-%
Paul Gedreau	5,000	(17)	*	%	5,000	-	-%

* **	Denotes less than 1%. Assumes that all the shares are sold
(1)	Applicable percentage ownership is based on 31,696,433 shares of common stock outstanding as of November 30, 2017. “Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power, or both, and also includes options that are exercisable within 60 days of November 30, 2017. Unless otherwise indicated, all of the listed persons have sole voting and investment power over the shares listed opposite their names. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.
(2)	Represents (i) 7,363,589 shares of common stock and (ii) warrants to purchase up to 2,193,077 shares of common stock, sold to the selling stockholder in the Company’s private placement, which closed in the second quarter of 2017. Keith Michael Jensen, managing member, holds sole voting and dispositive power.
(3)	Represents (i) 55,440 shares of common stock and (ii) warrants to purchase 19,231 shares of common stock sold to the selling stockholder in the Company’s private placement, which closed in the second quarter of 2017.
(4)	Represents (i) 128,205 shares of common stock and (ii) warrants to purchase 38,462 shares of common stock sold to the selling stockholder in the Company’s private placement, which closed in the second quarter of 2017. Andrew Limpert, managing member, holds sole voting and dispositive power.
(5)	Represents (i) 128,205 shares of common stock and (ii) warrants to purchase 38,462 shares of common stock sold to the selling stockholder in the Company’s private placement, which closed in the second quarter of 2017.
(6)	Represents (i) 537,516 shares of common stock and (ii) warrants to purchase 106,923 shares of common stock, sold to the selling stockholder in the Company’s private placement, which closed in the second quarter of 2017. Alexander Karis, managing member, holds sole voting and dispositive power.
(7)	Represents (i) 200,000 shares of common stock and (ii) warrants to purchase 60,000 shares of common stock, sold to the selling stockholder in the Company’s private placement, which closed in the second quarter of 2017.
(8)	Represents (i) 441,026 shares of common stock and (ii) warrants to purchase 132,308 shares of common stock, sold to the selling stockholder in the Company’s private placement, which closed in the second quarter of 2017. Richard Raley, managing member, holds sole voting and dispositive power.
(9)	The shares were issued to the selling stockholder for services rendered to the Company. Dave Gentry, managing member, holds sole voting and dispositive power.
(10)	Represents (i) 590,674 shares of common stock and (ii) warrants to purchase 50,000 shares of common stock, issued to the selling stockholder for services rendered to the Company.
(11)	Represents (i) 160,000 shares of common stock and (ii) warrants to purchase 50,000 shares of common stock, issued to the selling stockholder for services rendered to the Company. Fundación Para el Estudio del Derecho Constitucional, managing member, holds sole voting and dispositive power.
(12)	Represents (i) 160,000 shares of common stock and (ii) warrants to purchase 50,000 shares of common stock, issued to the selling stockholder for services rendered to the Company. Manual Viota, managing member, holds sole voting and dispositive power.
(13)	Represents (i) 900,000 shares of common stock and (ii) warrants to purchase 100,000 shares of common stock, issued to the selling stockholder for services rendered to the Company. David Mitchell, managing member, holds sole voting and dispositive power.
(14)	The selling stockholder is chief executive officer and sole director of the Company. Includes warrants to purchase 100,000 shares of common stock.
(15)	The selling stockholder is chief financial officer and secretary of the Company. Includes warrants to purchase 100,000 shares of common stock.
(16)	Includes warrants to purchase 3,000,000 shares of common stock. Does not include 1,000 shares of Series A Preferred Stock that grants the holders thereof fifty-one percent (51%) voting power. The shares offered by the selling stockholder were issued in consideration of the Exchange Agreement. The Briggs Family 2017 Trust, managing member, holds sole voting and dispositive power over these shares.
(17)	The shares were issued to the selling stockholder for services rendered to the Company.
(18)	The shares were issued to the selling stockholder for services rendered to the Company. Delfino Galindo, managing member, holds sole voting and dispositive power over the shares.
(19)	The shares were issued to the selling stockholder for services rendered to the Company. Chris Roundtree, managing member, holds sole voting and dispositive power over the shares.

35

DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

We have authorized 100,000,000 shares of common stock, par value $0.001, of which 31,696,433 are currently issued and outstanding. We currently have 9,999,000 shares of “blank check” preferred stock, and 1,000 shares of Series A Preferred Stock.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably dividends, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Series A Preferred Stock

The holder of Series A Preferred Stock shall have full voting right and shall vote together as a single class with the holders of the Company’s common stock. The holder of Series A Preferred Stock are entitled to fifty-one percent (51%) of the total votes on all matters brought before shareholders of the Company, regardless of the actual number of shares of Series A Preferred Stock then outstanding. In addition, the Company is prohibited from issuing any other class of preferred stock without first obtaining the prior approval of the holders of Series A Preferred Stock.

Blank Check Preferred Stock

Our board of directors will be authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Warrants

As of November 30, 2017, we have outstanding warrants to purchase 6,038,463 shares of common stock (the “Warrants”). Each Warrant represents the right to purchase one share of our common stock at an exercise price of $0.50 per share for a period of three (3) years from the date of issuance.

36

PLAN OF DISTRIBUTION

This prospectus relates to the resale of an aggregate of 33,787,082 shares of our common stock, par value $0.001 per share, which consists of: (i) 27,748,619 shares currently outstanding and; (ii) 6,038,463 shares of our common stock issuable upon exercise of warrants.

The selling stockholders may, from time to time, sell any or all of the shares of our common stock covered by this prospectus at a fixed price of $5.75 per share, representing the average of the high and low prices as reported on the OTC Markets on November 30, 2017. If and when our common stock is regularly quoted on an over-the-counter market or on a national securities exchange, the selling stockholders may sell all or a portion of their respective shares of common stock covered by this prospectus from time to time at prevailing market prices at the time of sale, at varying prices or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as may be set forth in a supplement to this prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out such short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (however, in such case, we must file a prospectus supplement or an amendment to this registration statement under applicable provisions of the Securities Act amending it to include such successors in interest as selling stockholders under this prospectus).

The selling stockholders might not sell any, or all, of the shares of our common stock offered pursuant to this prospectus. In addition, we cannot assure you that the selling stockholders will not transfer the shares of our common stock by other means not described in this prospectus.

37

The selling stockholders and any brokers, dealers, agents or underwriters that participate with the selling stockholders in the distribution of our common stock pursuant to this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. If the selling stockholders and any brokers, dealers, agents or underwriters that participate with the selling stockholders in the distribution of our common stock pursuant to this prospectus are deemed to be an underwriter, the selling stockholders and such other participants in the distribution may be subject to certain statutory liabilities and would be subject to the prospectus delivery requirements of the Securities Act in connection with sales of shares of our common stock.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and will inform them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

The financial statements of Cyberspace Vita, Inc. for the fiscal years ended December 31, 2016 and 2015 have been audited by Paritz & Company P.A., an independent registered public accounting firm as set forth in its report, and are included in reliance upon such report given on the authority of such firm as experts in accounting.

The financial statements of Project 1493, LLC for the period ended April 30. 2017 have been audited by Turner, Stone & Company, LLP, an independent registered public accounting firm as set forth in its report, and are included in reliance upon such report given on the authority of such firm as experts in accounting.

LEGAL MATTERS

Sichenzia Ross Ference Kesner LLP., New York, New York, will pass upon the validity of the shares of our common stock to be sold in this offering.

AVAILABLE INFORMATION

The public may read and copy any materials we file with the SEC, including our annual reports, quarterly reports, current reports, proxy statements, information statements and other information, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

38

F-1

F-2

PART I – FINANCIAL INFORMATION

ITEM 1. INTERIM FINANCIAL STATEMENTS

Green Spirit Industries Inc.

Consolidated Balance Sheets

September 30, 2017 and December 31, 2016

	September 30, 2017	December 31, 2016
	(Unaudited)	(Unaudited)
Assets

Current Assets
Cash	$48,439	$-
Cash, held in escrow	2,180,766
Prepaid Expenses	52,000	-
Total Curent Assets	2,281,205	-

Other Assets
Licenses	375,000
Rent deposit	7,300	-
Construction in progress (Note 6)	171,183	-
Total Other Assets	553,483	-

Total Assets	$2,834,688	$-

Liabilities and Stockholders' Equity

Current Liabilities
Accounts Payable	$24,346	$-
Advances Payable	1,000	-
Total Current Liabilities	25,346	-

Total Liabilities	25,346	-

Commitments and Contingencies (Note 7)

Stockholders' Equity (Note 3)

Preferred Stock, convertible, $.001 par value; 1,000 shares authorized; 1,000 issued and outstanding as of September 30, 2017	1	-
Common Stock $.001 par value 100,000,000 authorized; 30,025,005 and 247,554 issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	30,025	248
Additional paid-in capital	6,735,974	(248)
Retained deficit	(3,956,658)	-
Total Stockholders' Equity	2,809,342	-

Total Liabilities and Stockholders' Equity	$2,834,688	$-

The accompanying footnotes are an integral part of these consolidated financial statements.

F-3

Green Spirit Industries Inc.

Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2017 and 2016

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues
Revenues	$-	$-	$-	$-
Total Revenues	-	-	-	-

Operating expenses
Consulting Fees	89,174	-	119,174	-
General and administrative	211,262	-	232,227	-
Professional Fees	84,007		140,257
Stock based compensation (Note 3)
Consulting fees	275,000	-	1,344,600	-
Investor relations	-	-	991,000	-
Professional fees	-	-	1,129,400	-
Total Stock based compensation	275,000	-	3,465,000	-
Total Operating Expenses	659,443	-	3,956,658	-
Loss from operations before
provision for income taxes	(659,443)	-	(3,956,658)	-

Provision for income taxes	-	-	-	-
Net loss	$(659,443)	$-	$(3,956,658)	$-

Basic loss per share	$(0.02)		$(0.25)

Weighted average number of common shares outstanding	30,023,646		15,731,153

The accompanying footnotes are an integral part of these consolidated financial statements.

F-4

Green Spirit Industries Inc.

Consolidated Statement of Changes in Stockholders' Equity

For the Nine Months Ended September 30, 2017

(Unaudited)

	Shares		Preferred	Common	Additional
	Preferred	Common	Stock	Stock	Paid-in	Retained
	Stock	Stock	Amount	Amount	Capital	Deficit	Total

Balance as of December 31, 2016	-	247,554	$-	$248	$(248)	$-	$-

Capitalization of subsidiary	-	-	-	-	1,000	-	1,000

Effect of Share Exchange Agreement on May 11, 2017 Shares issued to Peach Management, LLC	1,000	16,690,912	1	16,691	(16,692)	-	-

Effect of Debt Exchange Agreement on May 11, 2017 Shares issued to Peter Zachariou	-	1,600,000	-	1,600	(1,600)	-	-

Issuance of shares and warrants for cash	-	8,461,539	-	8,461	3,291,539	-	3,300,000

Issuance of shares for services		3,025,000		3,025	3,151,975		3,155,000

Issuance of warrants for services	-	-	-	-	310,000	-	310,000

Net loss	-	-	-	-	-	(3,956,658)	(3,956,658)

Balance as of September 30, 2017	1,000	30,025,005	$1	$30,025	$6,735,974	$(3,956,658)	$2,809,342

The accompanying footnotes are an integral part of these consolidated financial statements.

F-5

Green Spirit Industries Inc.

Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2017 and 2016

(Unaudited)

	For the Nine Months Ended September 30,
	2017	2016
Cash Flows from Operating Activities
Net loss	$(3,956,658)	$-
Adjustments to Reconcile Net Loss to Net Cash used in Operating Activities
Issuance of common stock and warrants for services	3,465,000

Changes in operating assets and liabilities:
Prepaid expenses	(52,000)	-
Accounts Payable	24,346	-
Net cash used in operating activities	(519,312)	-

Cash Flows from Investing Activities
Licenses	(375,000)
Rent deposit	(7,300)	-
Construction in Progress	(171,183)	-
Net cash used in investing activities	(553,483)	-

Cash Flows from Financing Activities
Issuance of common stock and warrants	3,300,000	-
Capitalization of subsidiary	1,000
Advances payable	1,000	-
Advances payable, related party	150,000
Advances payable, related party	(150,000)	-
Net cash provided by financing activities	3,302,000	-
Net increase in cash	2,229,205	-
Cash at beginning of period	-	-
Cash at end of period	$2,229,205	$-

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$-	$-
Income Taxes	$-	$-

The accompanying footnotes are an integral part of these consolidated financial statements.

F-6

Green Spirit Industries Inc.

Notes to Consolidated Financial Statements

September 30, 2017

References to the “Company,” “Green Spirit,” “we,” “us,” and “our” refer to Green Spirit Industries Inc., a Nevada corporation, and its wholly-owned subsidiary, Project 1493, LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico (“1493”).

1. Nature of Operations

Green Spirit Industries Inc. (“the Company”) is a Nevada corporation formed under the name Cyberspace Vita, Inc. (“Cyberspace”) on November 7, 2006. Our initial business plan was related to the online sale of vitamins and supplements. On May 11, 2017, we entered into a share exchange agreement (the “Exchange Agreement”) with Peter Zachariou, the majority shareholder of Cyberspace (the “Shareholder”), Project 1493, LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico (“1493”), and the sole member of 1493 (the “Member”), pursuant to which the Member transferred all of the outstanding membership interests of 1493 to the Company in exchange for 16,690,912 restricted shares of common stock of the Company (the “Exchange Shares”), warrants to purchase up to 3,000,000 shares of common stock at an exercise price of $0.50 per share for a period of three (3) years from the date of issuance (the “Exchange Warrants”) and 1,000 shares of Series A Preferred Stock that grants the holders thereof fifty-one percent (51%) voting power (the “Preferred Shares” and together with the Exchange Shares, and the Exchange Warrants, the “Exchange Securities”). As a result of the Exchange Agreement, 1493 became a wholly-owned subsidiary of the Company, and the business of 1493 became the business of the Company. At the time of the Exchange Agreement, the Company was not engaged in any business activity. The Company accounted for the acquisition of 1493 as a reverse merger and all prior periods presented are those of 1493.

Project 1493, LLC (“1493”) was organized under the laws of the Commonwealth of Puerto Rico on March 17, 2017. The Company was formerly known as Grey Finland Advisors, LLC (“Grey”), which was organized under the laws of the Commonwealth of Puerto Rico on March 24, 2011, and has had no operations since that time. 1493 filed a Certificate of Restoration on March 17, 2017 and elected to change its name to Project 1493, LLC.

The Company is in the business of acquiring, developing and operating medical cannabis dispensaries throughout Puerto Rico. To date, the Company has acquired all of the legal rights, permits, licenses, leasing contracts and assets pertaining to four medical cannabis dispensaries pursuant to two Final Purchasing Agreements (“FPA”). (Note 7). In addition, the Company has also entered into an agreement to lease property for the location of a fifth dispensary for which the Company is in the process of seeking pre-qualification for a cannabis dispensary license.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been omitted. However, in the opinion of management, all adjustments (which include only normal recurring adjustments, unless otherwise indicated) necessary to present fairly the consolidated financial position and results of its operations for the periods presented have been made. The results for interim periods are not necessarily indicative of trends or of results to be expected for the full year. These consolidated financial statements should be read in conjunction with the financial statements of the Company for the year ended December 31, 2016 (including the notes thereto) set forth in Form 8-K filed with the Securities and Exchange Commission on May 16, 2017.

F-7

Green Spirit Industries Inc.

Notes to Consolidated Financial Statements

September 30, 2017

Use of Estimates and Assumptions

The consolidated financial statements that are prepared in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all cash on hand, cash in banks and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents. At times, cash and cash equivalent balances at a limited number of banks and financial institutions may exceed insurable amounts. The Company believes it mitigates its risks by depositing cash or investing in cash equivalents in major financial institutions.

At September 30, 2017 the Company had a cash and a cash held in escrow balance of $2,229,205.

Cash held in escrow, in the name of the Company, is held by Sichenzia Ross Ference Kesner LLP (“Sichenzia”). The escrow account was established to hold the deposits from the sale of common stock. There are no restrictions on the funds held by Sichenzia on the Company’s behalf.

Revenue Recognition

The Company will recognize revenue when:

●	Persuasive evidence of an arrangement exists:
●	Delivery has occurred;
●	Price is fixed or determinable; and
●	Collectability is reasonably assured.

The Company follows the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic (“ASC”) 605, “Revenue Recognition”, which includes the guidelines of Staff Accounting Bulletin No. 104 as described above.

Inventory

The Company’s inventory will be stated at the lower of cost or market with cost being determined using the first-in, first-out method.

Share based Compensation

Compensation cost relating to share-based payment transactions (including the cost of all employee stock options) is required to be recognized in the consolidated financial statements and covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. That cost will be measured based on the estimated fair value of the equity or liability instruments issued. See Note 3.

F-8

Green Spirit Industries Inc.

Notes to Consolidated Financial Statements

September 30, 2017

Fair Value of Financial Instruments

The carrying value of the Company’s current liabilities approximates fair value because of the short maturity of these instruments. Unless otherwise noted, it is management’s opinion the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Income Taxes

The Company will follow the accrual method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on the deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company was organized under the laws of the Commonwealth of Puerto Rico, and therefore will be taxed at normal U.S. federal corporate income tax rates.

Basic Earnings per Share

The Company computes net loss per share in accordance with FASB ASC 260 “Earnings per Share”, which specifies the computation, presentation and disclosure requirements for earnings (loss) per share for entities with publicly held common stock.

Basic net loss per share amounts is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted earnings per share are the same as basic earnings per share due to the Company’s net loss. Potentially dilutive securities have been excluded from the Company’s earnings per share calculation due to the effect being anti-dilutive. The total number of potentially dilutive securities which have been excluded is 6,038,462. (Note 3).

Recent Accounting Pronouncements

As of September 30, 2017 and through November 9, 2017, there were several new accounting pronouncements issued by the Financial Accounting Standards Board. Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s financial position or future operating results. The Company will monitor these emerging issues to assess any potential future impact on its financial statements.

F-9

Green Spirit Industries Inc.

Notes to Consolidated Financial Statements

September 30, 2017

3. Equity

Authorized and Outstanding Capital Stock

We have authorized 100,000,000 shares of common stock, par value $0.001, of which 30,025,005 are currently issued and outstanding. We currently have 9,999,000 shares of “blank check” preferred stock, and 1,000 shares of Series A Preferred Stock.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably dividends, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

The following table illustrates the common stock transactions for the nine months ended September 30, 2017:

	Preferred	Common
Category	Shares	Shares
Cash		8,461,538
Share Exchange Agreement	1,000	16,690,912
Debt Exchange Agreement	0	1,600,000
Services	0	3,025,000
Total	1,000	29,777,450

On May 11, 2017, the Company authorized the issuance of 16,690,912 shares of common stock at $0.39 and 1,000 shares of preferred stock at $1.00 per share, (100% of the preferred stock issued) to Peach Management, LLC (“Peach”) in accordance with the Share Exchange Agreement. See Note 7.

On May 11, 2017, the Company authorized the issuance of 1,600,000 shares of common stock at $0.96 to Peter Zachariou for the Debt Exchange Agreement. See Note 7.

On May 11, 2017, the Company authorized the issuance of 235,000 shares of common stock at $0.96 to Leslie Ball, Chief Executive Officer, for services rendered to the Company.

On May 11, 2017, the Company authorized the issuance of 50,000 shares of common stock at $0.96 to Thomas Gingerich, Chief Financial Officer, for services rendered to the Company.

On May 11, 2017, the Company authorized the issuance of 1,000,000 shares of common stock at $0.96 to RedChip Companies, Inc. for investor relation services rendered to the Company.

On May 11, 2017, the Company authorized the issuance of 750,000 shares of common stock at $0.96 to RD3 Acquisitions, LLC for investor relation services rendered to the Company.

On May 11, 2017, the Company authorized the issuance of 665,000 shares of common stock at $0.96 to Darrin Ocasio for legal services rendered to the Company.

F-10

Green Spirit Industries Inc.

Notes to Consolidated Financial Statements

September 30, 2017

On May 11, 2017, the Company authorized the issuance of 150,000 shares of common stock at $0.96 to ACB Management, Inc. for legal services rendered to the Company.

On May 11, 2017, the Company authorized the issuance of 150,000 shares of common stock at $0.96 to Granada Investments, LLC for professional services rendered to the Company.

On July 5, 2017, the Company authorized the issuance of 25,000 shares of common stock at $11.00 to Manuel Antonio Viota Diaz for services rendered to the Company.

Series A Preferred Stock

The holder of Series A Preferred Stock shall have full voting rights and shall vote together as a single class with the holders of the Company’s common stock. The holder of Series A Preferred Stock is entitled to fifty-one percent (51%) of the total votes on all matters brought before shareholders of the Company, regardless of the actual number of shares of Series A Preferred Stock then outstanding. In addition, the Company is prohibited from issuing any other class of preferred stock without first obtaining the prior approval of the holders of Series A Preferred Stock.

Blank Check Preferred Stock

Our board of directors will be authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Warrants

As of September 30, 2017, we have outstanding warrants to purchase 6,038,463 shares of common stock (the “Warrants”). Each Warrant represents the right to purchase one share of our common stock at an exercise price of $0.50 per share for a period of three (3) years from the date of issuance.

The Company may issue warrants to non-employees in capital raising transactions or for services. In accordance with guidance in ASC Topic 718, the cost of warrants issued to non-employees is measured on the grant date based on the fair value. The fair value is determined using the Black-Scholes option pricing model. The resulting amount is charged to expense on the straight-line basis over the period in which the Company expects to receive the benefit, which is generally the vesting period. During the nine months ended September 30, 2017, $310,000 was charged to expense.

The fair value of stock warrants was determined at the date of grant using the Black-Scholes option pricing model. The Black-Scholes option model requires management to make various estimates and assumptions, including expected term, expected volatility, risk-free rate, and dividend yield. The expected term represents the period of time that stock-based compensation awards granted are expected to be outstanding and is estimated based on considerations including the vesting period, contractual term and anticipated employee exercise patterns. Expected volatility is based on the historical volatility of the Company’s stock. The risk-free rate is based on the U.S. Treasury yield curve in relation to the contractual life of stock-based compensation instrument. The dividend yield assumption is based on historical patterns and future expectations for the Company dividends.

F-11

Green Spirit Industries Inc.

Notes to Consolidated Financial Statements

September 30, 2017

The following table includes the estimates and assumptions used in the Black Scholes model:

Stock price	$0.96
Exercise price	$0.50
Expected term	3 years
Expected volatility	72.0%
Annual risk-free rate	1.55%
Dividend yield	0.00%

The following table is a summary of outstanding warrants to purchase shares of common stock at September 30, 2017 and activity during the nine months then ended:

			Weighted
	Number of	Exercise	Average
	Shares	Price	Price
Issued during quarter ended September 30, 2017	6,038,463	$0.50	$0.50
Expired and forfeited	-	-	-
Exercised	-	-	-
Warrants as of September 30, 2017	6,038,463	$0.50	$0.50

All of the outstanding warrants granted during the period ended September 30, 2017 were fully vested on the grant date.

Subsidiary Equity

On March 17, 2017, 1493 authorized the issuance of 1,000 units to Peach for $1,000, used for prepaid expenses on behalf of the Company. Peach is beneficially owned 100% by the Briggs Family 2017 Trust, Peach’s sole manager.

4. Income Taxes

Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Current and accumulated deferred tax benefit will be at the effective U.S. Federal corporate income tax rates.

5. Construction in progress

On June 8, 2017, the Company entered into construction contracts for the construction and build-out of two dispensaries for the Carolina and Dorado locations for $123,700 and $84,800, respectively. On August 14, 2017 the Company entered into a construction contract for the construction and build-out of a dispensary for the San Juan location for $117,200. As of September 30, 2017, the Company has paid $171,183 on interim payment applications to the contractor.

F-12

Green Spirit Industries Inc.

Notes to Consolidated Financial Statements

September 30, 2017

6. Commitments and Contingencies

Share Exchange Agreement

On May 11, 2017, Cyberspace Vita, Inc., a Nevada corporation (the “Company”) entered into a share exchange agreement (the “Exchange Agreement”) with Peter Zachariou, the majority shareholder of the Company (the “Shareholder”), Project 1493, LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico (“1493”), and the sole member of 1493 (the “Member”), pursuant to which the Member transferred all of the outstanding membership interests of 1493 to the Company in exchange for 16,690,912 restricted shares of common stock of the Company (the “Exchange Shares”), warrants to purchase up to 3,000,000 shares of common stock at an exercise price of $0.50 per share for a period of three (3) years from the date of issuance (the “Exchange Warrants”) and 1,000 shares of Series A Preferred Stock that grants the holders thereof fifty-one percent (51%) voting power (the “Preferred Shares” and together with the Exchange Shares, and the Exchange Warrants, the “Exchange Securities”). The transaction closed on May 11, 2017 (the “Closing Date”).

Debt Exchange Agreement

On May 11, 2017, the Company also entered into a debt exchange agreement (the “Debt Exchange”) with Fountainhead Capital Management Limited (“Fountainhead”), a related party, whereby Fountainhead agreed to cancel a promissory note in the aggregate amount of $510,652 plus accrued interest of $129,265. As consideration, Fountainhead received an aggregate of 1,800,000 shares of the Common Stock, of which 200,000 shares of Common Stock have already been issued.

Escrow Agreement

On April 18, 2017, the Company entered into an escrow agreement with PRIHBC with the intention of purchasing three pre-qualified medicinal cannabis licenses for $300,000. The agreement states the funds will be held by the escrow agent, Sichenzia Ross Ference Kesner LLP (“Sichenzia”). The Company deposited $150,000 into the escrow account as of June 30, 2017. The escrow agreement expired June 2, 2017. As of June 30, 2017, the Company had not paid PRIHBC towards the purchase of the dispensaries. The Company paid $200,000 and $100,000 on July 7, 2017 and August 1, 2017, respectively, paying the obligation in full.

Memorandum of Understanding and Final Purchasing Agreement - PRIHBC

On April 19, 2017, the Company entered into a Memorandum of Understanding (“MOU”) with PRIHBC to purchase three pre-qualified medical marijuana licenses in Puerto Rico for $300,000. The Company deposited $150,000 into escrow with Sichenzia for a deposit towards the purchase price. The agreement sells all legal rights, permits, licenses, leasing contracts and assets of the three dispensaries from PRIHBC to the Company. As of June 30, 2017 the funds had not been disbursed from escrow. During the due diligence period, the Company has exclusive negotiation rights regarding the proposed acquisition.

On July 7, 2017, the Company entered into a final purchasing agreement (the “PRIHBC Agreement”) with Puerto Rico Industrial Holdings Biotech Corporation, a corporation formed under the laws of the Commonwealth of Puerto Rico (“PRIHBC”), pursuant to which we acquired all of the legal rights, permits, licenses, leasing contracts and assets pertaining to three dispensaries located in Carolina, Dorado and Fajardo, in exchange for $300,000, $150,000 of which shall be deposited into an escrow account until the closing of the PRIHBC Agreement. The Company paid $200,000 and $100,000 on July 7, 2017 and August 1, 2017, paying the obligation in full.

F-13

Green Spirit Industries Inc.

Notes to Consolidated Financial Statements

September 30, 2017

In connection with the PRIHBC Agreement, 1493, PRIHBC and Heras P.M. & I, Corp., a corporation formed under the laws of the Commonwealth of Puerto Rico (“Heras”), entered into an assignment of lease on June 15, 2017, (the “Carolina Lease Assignment”) which transfers and/or assigns the rights under the lease agreement for the location of the Carolina Dispensary to 1493. PRIHBC entered into such lease agreement, dated August 26, 2016, with Heras to lease approximately 2,500 rentable square feet for a term of five (5) years, commencing on September 1, 2016. The lease payments for such location will be $4,500 per month, with an annual increase of 5%.

1493, PRIHBC and Efron Dorado, S.E., a corporation formed under the laws of the Commonwealth of Puerto Rico (“Efron”), entered into an assignment of lease on June 7, 2017, (the “Dorado Lease Assignment”) which transfers and/or assigns the rights under the lease agreement for the location of the dispensary in Dorado to 1493. PRIHBC entered into such lease agreement, dated August 30, 2016, with Efron to lease approximately 1,900 rentable square feet for a term of three (3) years, commencing on December 1, 2016. The lease payments for such location will be an annual amount of $57,000, with an additional monthly marketing fee of $158.33.

Pursuant to a non-compete clause set forth in the PRIHBC Agreement, PRIHBC has agreed not to establish a medical cannabis dispensary within a two-mile radius from any of the three dispensaries. Each of the parties to the PRIH Agreement has made customary representations and considerations in the PRIH Agreement.

Memorandum of Understanding and Final Purchasing Agreement – Good Vibes Distributors, LLC (“GVD”)

On April 6, 2017, the Company entered into a MOU with Good Vibes Distributors, LLC (“GVD”) to purchase one medicinal cannabis dispensary in Puerto Rico for $75,000 (the “San Juan Dispensary”). The MOU called for $7,500 funded into escrow with Sichenzia for a deposit towards the purchase price. The agreement sells all assets, rights and licenses from GVD to the Company.

On July 7, 2017, the Company entered into a final purchasing agreement (the “GVD Agreement”) with Good Vibes Distributors, LLC, a corporation formed under the laws of the Commonwealth of Puerto Rico (“GVD”), pursuant to which it acquired the dispensary prequalification license for the San Juan Dispensary, in exchange for $75,000. Pursuant to the GVD Agreement, the Company agreed to deposit the $7,500 to an escrow account until the closing of the GVD Agreement. The Company paid $75,000 on July 7, 2017, paying the obligation in full

Pursuant to non-compete clause set forth in the GVD Agreement, GVD has agreed not to establish a Medical Cannabis dispensary within a two-mile radius from the San Juan Dispensary. Each of parties to the GVD Agreement has made customary representations and considerations in the GVD Agreement.

On July 11, 2017, the Company entered into a lease agreement (the “Lease Agreement”) with Olympic Properties, Inc., a corporation formed under the laws of the Commonwealth of Puerto Rico, to lease approximately 1,500 square feet and 8 parking spaces on the first floor of 509-511 Andalucia Street in San Juan, Puerto Rico, for the location of the San Juan Dispensary. The lease payments pursuant to the Lease Agreement shall be $1,600 per month for the initial three (3) years commencing on August 1, 2017, after which the lease payment shall increase each year by 5% commencing on July 31, 2020.

F-14

Green Spirit Industries Inc.

Notes to Consolidated Financial Statements

September 30, 2017

Long Term Supply Agreement

On April 18, 2017, the Company entered into a long term supply agreement (“supply agreement”) to purchase flower and manufactured products for the dispensaries upon approval of the appropriate licensing by the Puerto Rico Department of Health. The Company will purchase at least 50% of all flower and manufactured products to be sold in the dispensaries owned by the Company or its affiliates. The supply agreement is valid for ten years from the moment of its coming into effect. If neither party announces termination of the supply agreement thirty days before its stated expiration, the supply agreement shall be automatically extended for each subsequent year with no limit of years.

Risk of Prosecution for Marijuana-Related Companies

A company that is connected to the marijuana industry must be aware that marijuana-related companies may be at risk of federal, and perhaps state, criminal prosecution. The Department of Treasury recently issued guidance noting: “The Controlled Substances Act” (“CSA”) makes it illegal under federal law to manufacture, distribute, or dispense marijuana. Many states impose and enforce similar prohibitions. As of September 30, 2017, the Company has not been notified of any pending investigations regarding its planned business activities, and is not currently involved in any such investigations with any regulators.

Effect of Hurricanes Irma and Maria

On September 5, 2017 Hurricane Irma landed in Puerto Rico, causing severe flooding and wind-related damage to the island. Power losses, lack of water and fuel were prevalent throughout the island. On September 20, 2017, approximately two weeks later, Hurricane Maria landed in Puerto Rico, causing more flooding, wind-related damage, water contamination and power losses.

Although a large portion of the island suffered tangible damage, the Company’s construction sites did not suffer any substantial damage. While construction was delayed due to power loss construction commenced again in mid-October. The Company estimates completion of the dispensaries during the first quarter of 2018.

7. Subsequent Events

Letter of Intent – Green Gold Cultivators and Greenlife Business

On October 20, 2017, the Company entered into a Letter of Intent (the “LOI”) with Green Gold Cultivators (“GGC”) and Greenlife Business, as broker (“Greenlife”), to purchase 100% of all of the issued and outstanding shares of stock in GGC, a cultivation business, and $200,000 of wholesale inventory (the “Transaction”). In consideration of the Transaction, the Company will pay a total of $4,000,000 (The “Purchase Price”), of which 5%, or $200,000, shall be paid to Greenlife as broker. Pursuant to the terms of the LOI, the Company agreed to make a refundable deposit of $200,000 into an account. The Company deposited $200,000 into escrow on October 30, 2017.

The LOI also provides that GGC agrees to enter into a non-compete and non-solicitation agreement, the terms and conditions of which shall be set forth in a formal written agreement satisfactory to GGC and the Company.

Subject to a satisfactory due diligence investigation by the Company and entry into a definitive agreement, the anticipated closing date of the Transaction shall be on or before December 15, 2017, subject to the right of the Company to extend such time for a period of forty-five days thereafter in the event the Company requires additional time to conduct its due diligence investigation.

Term sheet – Mythic Cuts, Inc.

On October 27, 2017, the Company entered into a Term Sheet with Mythic Cuts, Inc. (“Mythic”) to form a limited liability company (“LLC”) for the purpose of operating within the cannabis industry. The LLC will be named Mythic Cuts Oakland, LLC (“Mythic Oakland”), which the Company and Mythic intend to operate as a cannabis cloning company. It is contemplated that Mythic Oakland will enter into a lease or sub-lease agreement with the Company in Oakland, California. The Company will own 51% of the Membership Interests for a purchase price of $1,600,000.

Closing shall be subject to satisfactory completion by GSRX of due diligence and upon the delivery of certain corporate and financial information reasonably requested by GSRX from Mythic.

Letter of Intent – The Green Room and Greenlife Business

On November 9, 2017, the Company entered into a Letter of Intent (the “Letter”) with The Green Room (the “Seller”) and Greenlife, pursuant to which Seller wishes to sell, transfer and assign to the Company, and the Company wishes to purchase and assume from Seller, certain assets and certain specified liabilities of the cannabis dispensary business of Seller (the “Proposed Transaction”), subject to the terms and conditions of the Letter. In consideration of the Proposed Transaction, the Company will pay a total of $350,000 (the “Purchase Price”). The Company agreed to make a non-refundable deposit in the amount of $7,000, or 2% of the Purchase Price, into an escrow account held in the name of the Seller.

The Letter further provides that Seller shall enter into a non-compete and non-solicitation agreement pursuant to which Seller shall be prohibited from competing in retail sales in the cannabis industry for a period of twelve (12) months, the specific terms and conditions of which shall be set forth in a formal agreement satisfactory to each the Company and Seller.

Subject to a satisfactory due diligence investigation by the Company, and entry into a definitive agreement by and among the parties, the anticipated closing date of the Proposed Transaction shall be on or before December 8, 2017, subject to the right of the Company to extend such time for a period of forty-five days thereafter in the event the Company requires additional time to conduct its due diligence investigation.

F-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Cyberspace Vita, Inc.

We have audited the accompanying balance sheets of Cyberspace Vita, Inc. as of December 31, 2016 and 2015, and the related statements of income, stockholders’ deficit, and cash flows for the years then ended. Cyberspace Vita’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyberspace Vita, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statements, the Company has not generated any revenue and has accumulated losses of $666,301 since inception. As of December 31, 2016, the Company had a working capital deficit of $622,023. These factors, among others, raise substantial doubt regarding the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3 to the accompanying financial statements. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Paritz & Company, P.A.
Hackensack, NJ
March 27, 2017

F-16

Cyberspace Vita, Inc.

Balance Sheets

	December 31, 2016	December 31, 2015

ASSETS
Current assets
Cash	$-	$-

Total current assets	-	-

TOTAL ASSETS	$-	$-

LIABILITIES & STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$3,496	$5,256
Accrued interest- related party	121,916	94,360
Note payable- related party	496,611	434,369

Total current liabilities	622,023	533,985

Total liabilities	622,023	533,985

Stockholders’ deficit
Preferred stock, par value $0.001, 10,000,000 shares authorized, no shares issued and outstanding at December 31, 2016 and December 31, 2015	-	-
Common stock, par value $0.001, 100,000,000 shares authorized, 247,550 shares issued and outstanding at December 31, 2016 and December 31, 2015	248	248
Additional paid-in capital	44,030	44,030
Accumulated Deficit	(666,301)	(578,263)

Total stockholders’ deficit	(622,023)	(533,985)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$-	$-

See accompanying notes to financial statements.

F-17

Cyberspace Vita, Inc.

Statements of Operations

	2016	2015

Revenue	$-	$-

Expenses:
General and administrative	8,232	6,849
Professional fees	12,250	12,470
Management fee payable to related party	40,000	40,000

Total operating expenses	60,482	59,319

Other expenses
Interest expense- related party	27,556	23,858

Net loss before tax	$(88,038)	$(83,177)

Provision for tax	0	0

Net Loss	$(88,038)	$(83,177)

Net loss per common share	$(0.36)	$(0.34)

Weighted average number of common shares	247,550	247,550

See accompanying notes to financial statements.

F-18

Cyberspace Vita Inc.

Statement of Stockholders’ Deficit

					Additional
	Preferred	Preferred	Common	Common	Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance January 1, 2014	-	-	247,550	248	$44,030	(415,501)	(371,224)

Net loss						(79,585)	(79,585)

Balance December 31, 2014	-	-	247,550	248	44,030	(495,086)	(450,808)

Net loss						(83,177)	(83,177)

Balance December 31, 2015	-	$-	247,550	$248	$44,030	$(578,263)	$(533,985)

Net loss						(88,038)	(88,038)

Balance December 31, 2016	-	$-	247,550	$248	$44,030	$(666,301)	$(622,023)

See accompanying notes to financial statements.

F-19

Cyberspace Vita, Inc.

Statements of Cash Flows

	2016	2015

Cash flows relating to operating activities
Net loss	$(88,038)	$(83,177)
Changes in operating assets and liabilities:
Increase in accrued interest- related party	27,556	23,858
Increase (decrease) in accounts payable	(1,760)	2,855

Net cash used in operating activities	(62,242)	(56,464)

Cash flows relating to financing activities
Proceeds from loans - related party	62,242	56,464

Net cash provided by financing activities	62,242	56,464

Decrease in cash	-	-
Cash, beginning of year	-	-

Cash, end of year	$-	$-

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

See accompanying notes to financial statements.

F-20

CYBERSPACE VITA, INC.

(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2016 and 2015

(audited)

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Business description

Cyberspace Vita, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on November 7, 2006. The purpose for which the Corporation is organized is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Nevada. The Company’s original business plan was to create and conduct an online business for the sale of vitamins and supplements, however, the Company never generated any meaningful revenues. On May 5, 2008, the Company discontinued its prior business and changed its business plan. The Company’s current business plan is to seek, investigate, and, if warranted, acquire one or more properties or businesses, and to pursue other related activities intended to enhance shareholder value.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. BASIS OF PRESENTATION

The Company’s financial statements are presented in accordance with accounting principles generally accepted (GAAP) in the United States. Effective December 31, 2014, the Company elected to early adopt Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. The adoption of this ASU allows the Company to remove the inception to date information and all references to development stage.

B. CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

C. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

D. BASIC EARNINGS PER SHARE

The Company computes net loss per share in accordance with FASB ASC 260 “Earnings per Share”, which specifies the computation, presentation and disclosure requirements for earnings (loss) per share for entities with publicly held common stock. FASB ASC 260 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share.

F-21

CYBERSPACE VITA, INC.

(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2016 and 2015

(audited)

Basic net loss per share amounts is computed by dividing the net income by the weighted average number of common shares outstanding. Diluted earnings per share are the same as basic earnings per share due to the lack of dilutive items in the Company.

E. INCOME TAXES

Income taxes are provided in accordance with FASB ASC 740 “Income Taxes”. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

F. REVENUE RECOGNITION

The Company has not recognized any revenues from its operations.

G. SHARE-BASED PAYMENT

The Company records stock-based compensation in accordance with the guidance in ASC 718. ASC Topic 718 requires the Company to recognize expense related to the fair value of its employee stock option awards. This eliminates accounting for share-based compensation transactions using the intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

During the years ended December 31, 2016 and 2015, there were no stock options granted or outstanding.

H. FAIR VALUE MEASUREMENTS

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, payables to related parties, and accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

F-22

CYBERSPACE VITA, INC.

(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2016 and 2015

(audited)

I. NEW ACCOUNTING PRONOUNCEMENTS

From time to time new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that may have an impact on the Company’s accounting and reporting. The Company believes that such recently issued accounting pronouncements and other authoritative guidance for which the effective date is in the future will not have an impact on its accounting or reporting or that such impact will not be material to its financial position, results of operations and cash flows when implemented.

Recently adopted and pending accounting pronouncements

In June 2014, the FASB issued ASU No. 2014-10: Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation , to improve financial reporting by reducing the cost and complexity associated with the incremental reporting requirements of development stage entities. The amendments in this update remove all incremental financial reporting requirements from U.S. GAAP for development stage entities, thereby improving financial reporting by eliminating the cost and complexity associated with providing that information. The amendments in this Update also eliminate an exception provided to development stage entities in Topic 810, Consolidation, for determining whether an entity is a variable interest entity on the basis of the amount of investment equity that is at risk. The amendments to eliminate that exception simplify U.S. GAAP by reducing avoidable complexity in existing accounting literature and improve the relevance of information provided to financial statement users by requiring the application of the same consolidation guidance by all reporting entities. The elimination of the exception may change the consolidation analysis, consolidation decision, and disclosure requirements for a reporting entity that has an interest in an entity in the development stage. The amendments related to the elimination of inception-to-date information and the other remaining disclosure requirements of Topic 915 should be applied retrospectively except for the clarification to Topic 275, which shall be applied prospectively. The Company has elected early adoption of this ASU.

In August 2014, the FASB issued Accounting Standard Update No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40), (ASU No. 2014-15), which requires management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, ASU 2014-15 provides a definition of the term substantial doubt and requires an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). It also requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans and requires an express statement and other disclosures when substantial doubt is not alleviated. ASU No. 2014-15 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and early application is permitted.

F-23

CYBERSPACE VITA, INC.

(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2016 and 2015

(audited)

NOTE 3. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has not generated any revenue and has accumulated losses of $666,301 since inception. As of December 31, 2016, the Company had a working capital deficit of $622,023. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to meet its obligations, to obtain additional financing as may be required and ultimately to attain profitability. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company intends to seek additional working capital advances from the Company’s majority shareholder and other sources. There is no assurance that the working capital advances will continue in the future nor that Company will be successful in raising additional funds through other sources.

NOTE 4. RELATED PARTY TRANSACTIONS

At December 31, 2016, the Company had a Note outstanding from a related party (Fountainhead Capital Management Limited in the aggregate amount of $496,611, which bears interest at 6% per annum and represents amounts loaned to the Company to pay the Company’s operating expenses. On December 31, 2016, the Payee under the Note and the Company agreed to extend the maturity date of the Note to December 31, 2017.

The Company entered into a Services Agreement with a related party (Fountainhead Capital Management Limited (“FHM”)), a shareholder who holds approximately 80.8% of the Company’s issued and outstanding common stock. The initial term of the Services Agreement was one year and the Company is obligated to pay FHM a quarterly fee in the amount of $10,000, in cash or in kind, on the first day of each calendar quarter commencing May 5, 2008. The term of the Services Agreement has been extended to December 31, 2017. Total fees paid to FHM for the years ended December 31, 2016 and 2015 were $40,000 and $40,000, respectively.

NOTE 5. INCOME TAXES

The components of the Company’s deferred tax asset as of December 31, 2016 and 2015 are as follows:

	2016	2015

Net operating loss carry forward	$233,190	$202,377
Valuation allowance	(233,190)	(202,377)
Net deferred tax asset	$-	$-

F-24

CYBERSPACE VITA, INC.

(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2016 and 2015

(audited)

A reconciliation of income taxes computed at the statutory rate to the income tax amount recorded is as follows:

	2016	2015

Tax at statutory rate (35%)	$(30,813)	$(29,112)
Increase in valuation allowance	30,813	29,112
Net deferred tax asset	$-	$-

As of December 31, 2016 and 2015, we have provided a 100% valuation allowance for all deferred tax assets as management has detemined that it is more-likely-than-not that we will not realize the use of our net operating loss carryforwards.

Upon adoption of ASC 740 as of January 1, 2008, the Company had no gross unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in future periods. At December 31, 2016, the amount of gross unrecognized tax benefits before valuation allowances and the amount that would favorably affect the effective income tax rate in future periods after valuation allowances were $0. The Company has not accrued any additional interest or penalties as a result of the adoption of ASC 740.

The Company files income tax returns in the United States federal jurisdiction and certain states in the United States. No tax returns are currently under examination by any tax authorities.

NOTE 6. STOCKHOLDERS’ DEFICIT

The stockholders’ deficit section of the Company’s financial statements contains the following classes of capital stock as of December 31, 2016:

* Preferred stock, $0.001 par value: 10,000,000 shares authorized; -0- shares issued and outstanding.

* Common stock, $0.001 par value: 100,000,000 shares authorized; 247,550 shares issued and outstanding.

NOTE 7. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date of these financial statements were issued and no events subsequent to December 31, 2016 have occurred that require recognition or disclosure to the financial statements.

F-25

Report of Independent Registered Public Accounting Firm

Member of

Project 1493, LLC

Dorado, Puerto Rico

We have audited the accompanying balance sheet of Project 1493, LLC. (the “Company”) as of April 30, 2017. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Project 1493, LLC at April 30, 2017, in conformity with accounting principles generally accepted in the United States of America.

/s/ Turner, Stone & Company, LLP

Dallas, Texas
May 15, 2017

F-26

Project 1493, LLC filed a Certificate of Restoration on March 17, 2017. As such, there is no comparative information presented related to the three months ended April 30, 2016.

Project 1493, LLC

Balance Sheet

April 30, 2017

Assets

Current Assets
Prepaid Expenses	$21,734
Total Curent Assets	21,734

Other Assets
Deposit (Note 7)	150,000
Total Other Assets	150,000

Total Assets	$171,734

Liabilities and Member Equity

Current Liabilities
Advances Payable, related party (Note 5)	$20,734
Short term advance, related parties (Notes 5 and 6)	150,000
Total Current Liabilities	170,734

Total Liabilities	170,734

Commitments and Contingencies (Note 7)

Member Equity (Note 3)

Member equity	1,000

Total Member Equity	1,000

Total Liabilities and Member Equity	$171,734

The accompanying footnotes are an integral part of this financial statement.

F-27

Project 1493, LLC

Notes to Balance Sheet

April 30, 2017

1. Nature of Operations

Project 1493, LLC (“Company”) was organized under the laws of the Commonwealth of Puerto Rico on March 17, 2017. The Company was formerly known as Grey Finland Advisors, LLC (“Grey”), which was organized under the laws of the Commonwealth of Puerto Rico on March 24, 2011, and has had no operations since that time. The Company filed a Certificate of Restoration on March 17, 2017 and elected to change its name to Project 1493, LLC.

The Company will operate licensed cannabis dispensaries throughout Puerto Rico. Currently, the Company is focused on identifying sites, purchasing pre-qualifications to dispensary licenses, building sites and opening dispensaries for service. The Company has executed two Memorandums of Understanding (“MOU”) to acquire four cannabis dispensaries. (Note 7).

Omitted financial statements

Since the Company has had nominal activity since its inception through April 30, 2017, the Company is omitting the Statement of Operations and Statement of Cash Flows. The Company has had nominal equity activity since inception through April 30, 2017. As of April 30, 2017 the sole member contributed $1,000. See Note 3.

2. Summary of Significant Accounting Policies

Basis of Presentation

The balance sheet of the Company has been prepared in accordance with generally accepted accounting principles in the United States of America.

Use of Estimates and Assumptions

The preparation of the balance sheet in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet.

Cash and cash equivalents

The Company considers all cash on hand, cash in banks and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents. At times, cash and cash equivalent balances at a limited number of banks and financial institutions may exceed insurable amounts. The Company believes it mitigates its risks by depositing cash or investing in cash equivalents in major financial institutions. At April 30, 2017 the Company had no cash.

Revenue Recognition

The Company will recognize revenue when:

●	Persuasive evidence of an arrangement exists:
●	Delivery has occurred;
●	Price is fixed or determinable; and
●	Collectability is reasonably assured.

F-28

Project 1493, LLC

Notes to Balance Sheet

April 30, 2017

The Company follows the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic (“ASC”) 605, “Revenue Recognition”, which includes the guidelines of Staff Accounting Bulletin No. 104 as described above.

Fair Value of Financial Instruments

The carrying value of the Company’s current liabilities approximates fair value because of the short maturity of these instruments. Unless otherwise noted, it is management’s opinion the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Income Taxes

The Company will follow the accrual method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on the deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company was organized under the laws of the Commonwealth of Puerto Rico, and therefore will be taxed at normal U.S. Federal corporate income tax rates.

Recent Accounting Pronouncements

As of April 30, 2017 and through May 15, 2017, there were several new accounting pronouncements issued by the Financial Accounting Standards Board. Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s financial position or future operating results. The Company will monitor these emerging issues to assess any potential future impact on its financial statements.

3. Member Equity

On March 17, 2017, the Company authorized the issuance of 1,000 units to Peach Management, LLC (“Peach”) for $1,000, used for prepaid expenses on behalf of the Company. Peach is beneficially owned 100% by Christian Briggs, the Company’s sole manager.

4. Income Taxes

Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Current and accumulated deferred tax benefit will be at the effective U.S. Federal corporate income tax rates.

F-29

Project 1493, LLC

Notes to Balance Sheet

April 30, 2017

5. Related Party Transactions

Since inception of the Company through April 30, 2017, Peach advanced $20,734, unsecured and payable upon demand, to the Company for various prepaid expenses for professional fees and restoration fees for the Company to be in compliance with Puerto Rico laws. The advance does not bear interest or accrue interest.

On April 18, 2017 Peach made a short term advance of $150,000 to the Company. The proceeds of the loan were used as a 50% deposit for the purchase of the first three dispensaries, according to the Memorandum of Understanding with Puerto Rico Industrial Commercial Holdings Biotech Corporation (“PRICHBC”), an unrelated third party. See Note 7.

6. Short Term Advance

On April 18, 2017 the Company entered into an unsecured short term advance from Peach of $150,000, payable upon demand. The short term advance does not carry an interest rate and is not subject to an interest accrual.

7. Commitments and Contingencies

Reverse Acquisition

On March 22, 2017 the Company entered a binding term sheet (“term sheet”) with Cyberspace Vita, Inc. (“CVI”) whereby CVI will acquire 100% of the membership interests of the Company. The anticipated closing date was April 1, 2017, but was amended on April 28, 2017 to extend the transaction until May 31, 2017. CVI is a publicly traded company listed on the OTC markets. The Company will enter into a securities exchange agreement with CVI which exchange shall qualify as a tax-free reorganization under the U.S. Internal Revenue Code, and pursuant to which all of the outstanding membership interests of the Company will be exchanged for shares of CVI common stock. In the exchange, Peach will receive 16,178,091 CVI shares.

Escrow Agreement

On April 18, 2017, the Company entered into an escrow agreement with PRIHBC with the intention of purchasing three medicinal cannabis dispensaries for $300,000. The agreement states the funds will be held by the escrow agent, Sichenzia Ross Ference Kesner (“Sichenzia”). The Company deposited $150,000 into the escrow account as of April 30, 2017. The escrow agreement expires June 2, 2017. If the Company determines that a misrepresentation of fact has been made, the Company will be entitled to the full reimbursement of any amount that may be held in escrow and termination of the agreement.

Memorandum of Understanding – PRIHBC

On April 19, 2017, the Company entered into a Memorandum of Understanding (“MOU”) with PRIHBC to purchase three medical marijuana dispensaries in Puerto Rico for $300,000. The Company deposited $150,000 into escrow with Sichenzia for a deposit towards the purchase price. The agreement sells all legal rights, permits, licenses, leasing contracts and assets of the three dispensaries from PRIHBC to the Company. The Company is in the 45 day due diligence period, which ends June 2, 2017 and the funds have not been disbursed from escrow. During the due diligence period, the Company has exclusive negotiation rights regarding the proposed acquisition. The Company can terminate the MOU for misrepresentation of material facts with the due diligence period or failure to cooperate with the Company during the due diligence period as it may pertain to furnishing material information related to the representations made by PRIHBC.

F-30

Project 1493, LLC

Notes to Balance Sheet

April 30, 2017

Memorandum of Understanding – Good Vibes Distributors, LLC (“Good Vibes”)

On April 6, 2017, the Company entered into a MOU with Good Vibes to purchase one medicinal cannabis dispensary in Puerto Rico for $75,000. The MOU called for $7,500 funded into escrow with Sichenzia for a deposit towards the purchase price. As of May 10, 2017 the deposit has not been made to the escrow account. The agreement sells all assets, rights and licenses from Good Vibes to the Company. The Company is in the 45 day due diligence period which ends on May 21, 2017. During the due diligence period, the Company has exclusive negotiation rights regarding the proposed acquisition. The agreement establishes a non-compete clause with Good Vibes for a five mile radius of the dispensary. The Company can terminate the MOU for misrepresentation of material facts with the due diligence period or failure to cooperate with the Company during the due diligence period as it may pertain to furnishing material information related to the representations made by Good Vibes. If there is a misrepresentation by Good Vibes, the Company is entitled to any amount held in escrow and $50,000 for legal and accounting expenses incurred during the due diligence period.

Long Term Supply Agreement

On April 18, 2017 the Company entered into a long term supply agreement (“supply agreement”) with to purchase flower and manufactured products for the dispensaries upon approval of the appropriate licensing by the Puerto Rico Department of Health. The Company will purchase at least 50% of all flower and manufactured products to be sold in the dispensaries owned by the Company or its affiliates. The supply agreement is valid for ten years from the moment of its coming into effect. If neither party announces termination of the supply agreement thirty days before its stated expiration, the supply agreement shall be automatically extended for each subsequent year with no limit of years.

Risk of Prosecution for Marijuana-Related Companies

A company that is connected to the marijuana industry must be aware that marijuana-related companies may be at risk of federal, and perhaps state, criminal prosecution. The Department of Treasury recently issued guidance noting: “The Controlled Substances Act” (“CSA”) makes it illegal under federal law to manufacture, distribute, or dispense marijuana. Many states impose and enforce similar prohibitions. Notwithstanding the federal ban, as of the date of this guidance, 20 states and the District of Columbia have legalized certain marijuana-related activity.

F-31

F-32

Cyberspace Vita, Inc.

Pro Forma Consolidated Balance Sheets

(Unaudited)

	Cyberspace	Project
	Vita, Inc.	1493, LLC	Pro Forma		Pro Forma
	Mar. 31, 2017	April 30, 2017	Adjustments	Notes	Balance Sheet
Assets
Current Assets
Cash	$0	$0	$3,300,000	2b	$3,300,000
Prepaid Expenses	0	21,734	0		21,734
Total Current Assets	0	21,734	3,300,000		3,321,734

Other Assets
Deposits	0	150,000	0		150,000
Total Other Assets	0	150,000	0		150,000

TOTAL ASSETS	$0	$171,734	$3,300,000		$3,471,734

Liabilities and Owner Equity
Current Liabilities
Accounts payable	$6,516	$0	$(6,516)	2b	$0
Advance payable - related party	0	20,734	0		20,734
Short term advance, related party	0	150,000	0		150,000
Accrued interest - related party	129,265	0	(129,265)	2b	0
Notes payable - related party	510,652	0	(510,652)	2b	0
Total current liabilities	646,433	170,734	(646,433)		170,734
Total Liabilities	646,433	170,734	(646,433)		170,734

Stockholders’ and Member Equity
Preferred Stock	0	0	1	2b	1
Common Stock	248	0	29,753	2a, 2b	30,001
Member Equity	0	1,000	(1,000)	2a, 2b	0
Additional paid-in capital	44,030	0	3,226,968	2a	3,270,998
Accumulated Deficit	(690,711)	0	690,711	2a	0
Total Stockholders’ (Deficit) and Member Equity	(646,433)	1,000	3,946,433		3,301,000
Total Liabilities and Stockholders’ (Deficit) and Member Equity	$0	$171,734	$3,300,000		$3,471,734

F-33

Cyberspace Vita, Inc.

Pro Forma Consolidated Statement of Operations

(Unaudited)

	Cyberspace	Project
	Vita, Inc.	1493, LLC
	For the Three Months Ended Mar. 31, 2017	For the Four Months Ended Apr. 30, 2017	Pro Forma Adjustments	Notes	Pro Forma Statement of Operations

Revenues	$0	$0	$0		$0

Operating Expenses
Professional fees	5,500	0	(5,500)	2a	0
Management Fees-related party	10,000	0	(10,000)	2a	0
General and administrative	1,561	0	(1,561)	2a	0
Operating Loss	(17,061)	0	17,061		0

Other Expenses
Interest expense-related party	(7,349)	0	7,349	2a	(7,349)
Net Loss	$(24,410)	$0	$24,410		$(7,349)

F-34

Cyberspace Vita, Inc.

Pro Forma Consolidated Statement of Stockholders’ Equity

(Unaudited)

	Preferred	Preferred	Common	Common		Additional
	Stock	Stock	Stock	Stock	Member	Paid-in	Retained
	Shares	Amount	Shares	Amount	Equity	Capital	Deficit	Total

Balance as of December 31, 2016	0	$0	247,550	$248	$0	$44,030	$(690,711)	$(646,433)
					1,000			$1,000
Common stock issued for debt exchange	0	0	1,600,000	1,600	0	(706,403)	0	(704,803)
Recapitalization for reverse acquistion of Project 1493, LLC	1,000	1	16,690,912	16,691	(1,000)	644,833	690,711	1,351,236
Common stock issued for cash	0	0	8,461,530	8,462	0	3,291,538	0	3,300,000
Comons stock issued for services	0	0	3,000,000	3,000	0	(3,000)	0	0

Balance as of April 30, 2017	1,000	$1	29,999,992	$30,001	$-	$3,270,998	$0	$3,301,000

The accompanying notes are an integral part of these consolidated financial statements.

F-35

Cyberspace Vita, Inc.

Pro Forma Consolidated Statement of Cash Flows

	Cyberspace	Project
	Vita, Inc.	1493, LLC
	For the Three Months Ended Mar. 31, 2017	For the Four Months Ended Apr. 30, 2017	Pro Forma Adjustments	Notes	Pro Forma Statement of Operations

Cash Flows from Operating Activities
Net loss	$(24,410)	$0	$24,410	2a	$0

Adjustments to Reconcile Net Loss to Net Cash used in Operating Activities
Increase (Decrease) in accounts payable	3,020	0	(3,020)	2a	0
Increase in accrued interest- related party	7,349	0	(7,349)	2a	0
Net cash used in operating activities	(14,041)	0	14,041		0

Cash Flows from Financing Activities
Proceeds from shareholder loans	14,041	0	(14,041)	2a	0
Net Cash Provided by Financing Activities	14,041	0	(14,041)		0

Cash Flows from Investing Activities
Proceeds from issuance of common stock	0	0	3,300,000	2b	3,300,000
Net Cash Provided by Investing Activities	0	0	3,300,000		3,300,000

Net increase (decrease) in cash	0	0	3,300,000		3,300,000
Cash at beginning of period	0	0	0		0
Cash at end of period	$0	$0	$3,300,000		$3,300,000

Supplemental cash flow information
Cash paid during period for interest	$0	$0	$0		$0
Cash paid during period for income taxes	$0	$0	$0		$0

F-36

Cyberspace Vita, Inc.

Notes to Unaudited Pro Forma

Consolidated Financial Statements

April 30, 2017

1.	Nature of Operations

On May 11, 2017, Cyberspace Vita, Inc., a Nevada corporation (the “Company”) entered into a share exchange agreement (the “Exchange Agreement”) with Project 1493, LLC, a private Puerto Rican limited liability company (“1493”), and the member of 1493 (the “Members”), pursuant to which the Members transferred all of the outstanding membership interests of 1493 to the Company in exchange for 16,690,912 restricted shares of common stock of the Company (the “Exchange Shares”), warrants to purchase up to 3,000,000 shares of common stock at an exercise price of $0.50 per share for a period of three (3) years from the date of issuance (the “Exchange Warrants”) and 1,000 shares of Series A Preferred Stock that grants the holders thereof fifty-one percent (51%) voting power (the “Preferred Shares” and together with the Exchange Shares, and the Exchange Warrants, the “Exchange Securities”). The transaction closed on May 11, 2017 (the “Closing Date”).

As a result, 1493 became a wholly-owned subsidiary of the Company, and the Members acquired a controlling interest in the Company (the “Share Exchange”). For accounting purposes, the Share Exchange was treated as an acquisition of Cyberspace Vita and a recapitalization of 1493. 1493 is the accounting acquirer, and the results of its operations carryover. Accordingly, the operations of Cyberspace Vita are not carried over and have been adjusted to $0.

In issuing the Exchange Securities to the Members, the Company relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, as, among other things, the transaction did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

In connection with the Exchange Agreement, Alexander Diener, our previous Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and sole director resigned from all of his positions with the Company effective May 11, 2017. Concurrently therewith, Leslie Ball was appointed to serve as our Chief Executive Officer and director, and Thomas Gingerich was appointed to serve as our Chief Financial Officer.

The unaudited consolidated pro forma statements include the historical unaudited consolidated statements of Cyberspace Vita, Inc. and Project 1493, LLC giving effect to the Share Exchange and other related events as if it had occurred on April 30, 2017. These unaudited consolidated pro forma financial statements have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the transaction occurred on the date indicated and are not necessarily indicative of the results that may be expected in the future.

Debt Exchange Agreement

On May 11, 2017, the Company also entered into a debt exchange agreement (the “Debt Exchange”) with Fountainhead Capital Management Limited (“Fountainhead”), a related party, whereby Fountainhead agreed to cancel a promissory note in the aggregate amount of $510,652 plus accrued interest of $129,265. As consideration, Fountainhead received an aggregate of 1,800,000 shares of the Company’s common stock, of which 200,000 shares of common stock has been previously issued.

Private Placement Offering

On May 11, 2017, the Company entered into a subscription agreement (the “Subscription Agreement”) with selected accredited investors (each, an “Investor” and, collectively, the “Investors”). Pursuant to the terms of the Subscription Agreement, the Company offered in a private placement (the “Offering”) a minimum of $1,000,000 and up to a maximum of $3,300,000 of its securities, consisting of (i) shares of its common stock (“Shares”); and (ii) warrants to purchase shares of the Company’s common stock (the “Warrants”). Each Warrant shall be exercisable at any time on or after the date of issuance for a period of three (3) years at an exercise price per share equal to $0.50 per share, subject to adjustment as provided in the agreement evidencing the Warrants. The number of shares of common stock underlying the Warrants is equal to 30% of the number of Shares issued to each Investor in the Offering (the “Warrant Shares”).

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Cyberspace Vita, Inc.

Notes to Unaudited Pro Forma

Consolidated Financial Statements

April 30, 2017

The Offering closed on May 11, 2017. The Company issued a total of 8,461,538 Shares and 2,538,462 Warrants to purchase up to 2,538,462 shares of the Company’s common stock, for total gross proceeds of $3,300,000.

The foregoing descriptions of the Exchange Agreement, Debt Exchange and Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Exchange Agreement, Debt Exchange and Subscription Agreement, filed as Exhibits 10.1, 10.2, and 10.3, respectively, hereto and incorporated herein by reference.

Other Issuances

In connection with the Exchange Agreement, Debt Exchange and Subscription Agreement, the Company issued to certain consultants an aggregate of 3,000,000 shares of common stock and warrants to purchase up to an aggregate of 500,000 shares of common stock at an exercise price of $0.50 per share for a period of three (3) years from the date of issuance.

In connection with the foregoing issuances, the Company relied upon the exemption from securities registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”) for transactions not involving a public offering.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited pro forma consolidated balance sheet have been presented as of April 30, 2017.The unaudited pro forma consolidated statements of operations, cash flow and stockholders’ ended April 30, 2017, as well as the unaudited pro forma consolidated statement of changes in stockholders’ equity for the period ended April 30, 2017 have been presented as if the acquisition had occurred April 30, 2017.

As described in Note 1 above, on May 11, 2017, we acquired all the issued and outstanding shares of 1493 pursuant to the Exchange Agreement and 1493 became our wholly-owned subsidiary. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein 1493 is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of 1493 have been brought forward at their book value and no goodwill has been recognized.

As a result of the acquisition of all the issued and outstanding membership interest of 1493, we have now assumed 1493’s business operations as our own and we are no longer a shell corporation as the term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

The unaudited pro forma adjustments are included in the accompanying unaudited pro forma consolidated balance sheet as of April 30, 2017, the unaudited pro forma consolidated statements of operations for the period ended April 30, 2017.

a.	To record the spin-off of the Company’s liabilities prior to the reverse acquisition;

b.	These adjustments reflect the recapitalization as a result of the transactions related to the share exchange.

The unaudited pro forma consolidated statements do not necessarily represent the actual results that would have been achieved had the companies been combined at the beginning of the year, nor may they be indicative of future operations. These unaudited pro forma financial statements should be read in conjunction with the companies’ respective historical financial statements and notes included thereto.

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PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuances and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the selling stockholders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$3,000.00
Legal fees and expenses	$50,000.00
Accounting fees and expenses	$5,000.00
Miscellaneous	$5,000.00
TOTAL	$63,000.00

Item 14. Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Share Exchange Agreement

On May 11, 2017, the Company entered into the Exchange Agreement with Peter Zachariou, the majority shareholder of the Company (the “Shareholder”), Project 1493, LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico (“1493”), and the sole member of 1493 (the “Member”), pursuant to which the Member transferred all of the outstanding membership interests of 1493 to the Company in exchange for 16,690,912 restricted shares of common stock of the Company (the “Exchange Shares”) and warrants to purchase up to 3,000,000 shares of common stock at an exercise price of $0.50 per share for a period of three (3) years from the date of issuance (the “Exchange Warrants”, and together with the Exchange Shares, the “Exchange Securities”). The transaction closed on May 11, 2017 (the “Closing Date”).

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In issuing the Exchange Securities to the Member, the Company relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, as, among other things, the transaction did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Debt Exchange Agreement

On May 11, 2017, the Company also entered into a debt exchange agreement (the “Debt Exchange”) with Fountainhead Capital Management Limited (“Fountainhead”), a related party, whereby Fountainhead agreed to cancel a promissory note in the aggregate amount of $510,652 plus accrued interest of $129,265. As consideration, Fountainhead received an aggregate of 1,800,000 shares of the Company’s common stock, of which 200,000 shares of common stock have already been issued.

Private Placement Offering

On May 11, 2017, the Company entered into a subscription agreement (the “Subscription Agreement”) with selected accredited investors (each, an “Investor” and, collectively, the “Investors”). Pursuant to the terms of the Subscription Agreement, the Company had the right to sell in a private placement (the “Offering”) a minimum of $1,000,000 and up to a maximum of $3,300,000 of its securities, consisting of (i) shares of its common stock (“Shares”), and (ii) warrants to purchase shares of common stock (the “Warrants”), at a purchase price of $0.39 per Share. Each Warrant shall be exercisable at any time on or after the date of issuance for a period of three (3) years at an exercise price per share equal to $0.50 per share, subject to adjustment as provided in the agreement evidencing the Warrants. The number of shares of common stock underlying the Warrants is equal to 30% of the number of Shares issued to each Investor in the Offering (the “Warrant Shares”).

The Offering closed on May 11, 2017. The Company issued a total of 8,461,538 Shares and 2,538,462 Warrants to purchase up to 2,538,462 for total gross proceeds of $3,300,000.

Other Issuances

In connection with the Exchange Agreement, Debt Exchange and Subscription Agreement, the Company issued to certain consultants an aggregate of 3,000,000 shares of common stock and warrants to purchase up to an aggregate of 500,000 shares of common stock at an exercise price of $0.50 per share for a period of three (3) years from the date of issuance.

In connection with the foregoing issuances, the Company relied upon the exemption from securities registration provided by Section 4(a)(2) under the Securities Act for transactions not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

(b) Financial Statement Schedules.

All financial statement schedules have been omitted, since the required information is not applicable or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and notes thereto.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan, Commonwealth of Puerto Rico on the 1st day of December, 2017.

GREEN SPIRIT INDUSTRIES INC. (Registrant)

By:	/s/ Leslie Ball
Name:	Leslie Ball
Title:	Chief Executive Officer and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Leslie Ball	Chief Executive Officer and Director (Principal Executive Officer)	December 1, 2017
Leslie Ball

/s/ Thomas Gingerich	Chief Financial Officer, (Principal Accounting Officer), and Secretary	December 1, 2017
Thomas Gingerich

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EXHIBIT INDEX

Exhibit No.	Exhibit Description

3.1	Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2017)
3.3	By-Laws (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2017)
3.4	Certificate of Designation of Series A Convertible Preferred Stock (Incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2017)
5.1	Opinion of Sichenzia Ross Ference Kesner LLP*
10.1	Share Exchange Agreement (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2017)
10.2	Form of Debt Exchange Agreement (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2017)
10.3	Form of Private Placement Subscription Agreement (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2017)
10.4	Form of Warrant (Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2017)
10.5	Final Purchasing Agreement between Puerto Rico Industrial Commercial Holdings Biotech Corporation and Project 1493, LLC, dated July 7, 2017 (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 17, 2017)
10.6	Carolina Lease Assignment, dated June 15, 2017 (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 17, 2017)
10.7	Dorado Lease Assignment, dated June 7, 2017 (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 17, 2017)
10.8	Final Purchasing Agreement between Good Vibes Distributors, LLC, and Project 1493, LLC, dated July 7, 2017 (Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 17, 2017)
10.9	Lease Agreement between Olympic Properties, Inc. and Project 1493, LLC, dated July 11, 2017 (Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 17, 2017)
10.10	Fajardo Lease Assignment, dated July 27, 2017 (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2017)
10.11	Isla Verde Lease Agreement, dated July 25, 2017 (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2017)
10.12	Long-term Supply Agreement, dated April 18, 2017 (Incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on August 18, 2017)
23.1	Consent of Paritz & Company, P.A.*
23.2	Consent of Turner, Stone & Company, LLP *
23.3	Consent of Sichenzia Ross Ference Kesner LLP (Included in Exhibit 5.1) *

*	Filed herewith.

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